Exhibit 10.1

Allied Capital Corporation

Series A-1 Senior Notes Due June 15, 2010
Series A-2 Senior Notes Due June 15, 2010
Series B-1 Senior Notes Due June 15, 2011
Series B-2 Senior Notes Due June 15, 2011
Series C-1 Senior Notes Due March 31, 2012
Series C-2 Senior Notes Due March 31, 2012
Series CMW Senior Notes Due April 1, 2012

______________

Amended, Restated and Consolidated Note Agreement

_____________

Dated as of August 28, 2009

1.	BACKGROUND 1

2.	AUTHORIZATION OF AMENDMENT, RESTATEMENT AND

CONSOLIDATION OF EXISTING NOTE AGREEMENTS	3
3.AMENDMENT AND RESTATEMENT OF EXISTING NOTES; SENIOR NOTE EXCHANGES	3
3.1.Amendment and Restatement of Existing Notes	3
3.2.Senior Note Exchanges 4.CLOSING	3 4
5.CONDITIONS TO EFFECTIVENESS	4
5.1.Representations and Warranties	5
5.2.Performance; No Default	5
5.3.Compliance Certificates	5
5.4.Amendment and Restatement Permitted by Applicable Law, Etc	5
5.5.Senior Notes 5.6.Collateral Documents	5 6
5.7.Continuing Guaranty Agreement	7
5.8.Intercreditor Agreement	7
5.9.Bank Credit Agreement	7
5.10.Amendments to Organization Documents	8
5.11.Payment of Fees and Expenses	8
5.12.Private Placement Number	8
5.13.Changes in Corporate Structure	8
5.14.Payment on Existing Notes	8
5.15.Litigation	9
5.16.Proceedings and Documents	9
6.REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
6.1.Existence; Power and Authority	9
6.2.Authorization; No Contravention	10
6.3.Organization and Ownership of Shares of Consolidated Subsidiaries	10
6.4.Disclosure	11
6.5.Financial Statements; Material Liabilities	11
6.6.Governmental Authorization; Other Consents	11
6.7.Litigation; Observance of Agreements, Statutes and Orders	12
6.8.No Default 6.9.Taxes	12 12
6.10.Title to Property; Leases	13
6.11.Licenses; Permits, Etc	13
6.12.Compliance with ERISA	13
6.13.Existing Indebtedness; Future Liens	13
6.14.Use of Proceeds; Margin Regulations	14
6.15.Status under Certain Statutes	14
6.16.Insurance 6.17.Environmental Matters	14 14
6.18.Foreign Assets Control Regulations, Etc	15
6.19.Solvency 6.20.Binding Effect 6.21.Collateral Documents	15 16 16
7.REPRESENTATIONS OF THE EXISTING NOTEHOLDERS	16
8.TAXES 8.1.Taxation	17 17
8.2.Prepayment for Tax Reasons	19
9.APPLICABLE INTEREST RATES	20
10.PAYMENT OF THE SENIOR NOTES	21
10.1.Required Payments; Maturity.	21
10.2.Prepayment of Notes Upon Change in Control	21
10.3.Prepayment in Connection with a Disposition	22
10.4.Optional Prepayments	23
10.5.Notice of Optional Prepayments	24
10.6.Application of Payments	24
10.7.Payments Due on Non-Business Days	25
10.8.Maturity; Surrender, Etc	25
10.9.Make-Whole Amount	25
10.10.Repurchase of Senior Notes	27
11.AFFIRMATIVE COVENANTS	27
11.1.Corporate Existence, Etc	27
11.2.Insurance	27
11.3.Taxes, Claims for Labor and Materials, Compliance with Laws	27
11.4.Maintenance, Etc 11.5.Status of RIC and BDC	28 28
11.6.Collateral Requirements	28
11.7.Reports and Rights of Inspection	31
11.8.Maintenance of Rating 11.9.Further Assurances 12.NEGATIVE COVENANTS	34 34 35
12.1.Transactions with Affiliates	35
12.2.Mergers, Consolidations and Sales of Assets	35
12.3.Repurchase and Prepayment of Other Debt	36
12.4.Nature of Business	38
12.5.Termination of Pension Plans	38
12.6.Swap Contracts 12.7.Restricted Payments 12.8.Limitation on Liens 12.9.Bank Credit Agreement	38 38 39 40
12.10.Section 18(a)(1)(A) of the Investment Company Act	41
12.11.Terrorism Sanctions Regulations	41
13.FINANCIAL COVENANTS	41
14.EVENTS OF DEFAULT AND REMEDIES	43
14.1.Events of Default 14.2.Notice to Holders	43 45
14.3.Acceleration of Maturities	45
14.4.Rescission of Acceleration	45
14.5.Other Remedies	46
14.6.No Waivers or Election of Remedies, Expenses, Etc	46
15.REGISTRATION; EXCHANGE; SUBSTITUTION OF SENIOR NOTES	46
15.1.Registration of Senior Notes	46
15.2.Transfer and Exchange of Senior Notes	47
15.3.Replacement of Senior Notes	49
16.PAYMENTS ON SENIOR NOTES	49
17.AMENDMENTS, WAIVERS AND CONSENTS	50
17.1.Consent Required	50
17.2.Solicitation of Holders	50
17.3.Effect of Amendment or Waiver	50
17.4.Senior Notes Held by Company, Etc	51
18.MISCELLANEOUS	51
18.1.Expenses, Stamp Tax Indemnity	51
18.2.Powers and Rights Not Waived; Remedies Cumulative	53
18.3.Notices	53
18.4.Successors and Assigns	53
18.5.Survival of Covenants and Representations	53
18.6.Severability 18.7.Governing Law 18.8.Captions	54 54 54
18.9.Confidential Information	54
18.10.Accounting Terms 18.11.Construction 18.12.Counterparts 18.13.Waiver 18.14.Release	55 55 56 56 57
Attachments to Amended, Restated and Consolidated Note Agreement:
Schedule A	—	Information Relating To Existing Noteholders
Schedule B	—	Defined Terms
Schedule C	—	Company’s Knowledge
Schedule 5.6(a)(v)	—	Accounts Subject to Control Agreements

Schedule 6.3(a) — Organization and Ownership of Shares of Consolidated Subsidiaries

Schedule 6.3(c)	—	Agreements Restricting the Ability to Pay Dividends
Schedule 6.5	—	Financial Statements
Schedule 6.6	—	Consents
Schedule 6.7	—	Litigation
Schedule 6.13	—	Existing Indebtedness
Schedule 6.16	—	Insurance
Schedule 11.6(b)	—	Excluded Properties
Schedule 11.7(j)	—	Collateral Report
Schedule 12.8	—	Existing Liens
Exhibit 3.1	—	Form of Lost Note Affidavit
Exhibit 3.1(a)(i)	—	Form of Series A-1 Senior Note due June 15, 2010
Exhibit 3.1(a)(ii)	—	Form of Series A-2 Senior Note due June 15, 2010
Exhibit 3.1(b)(i)	—	Form of Series B-1 Senior Note due June 15, 2011
Exhibit 3.1(b)(ii)	—	Form of Series B-2 Senior Note due June 15, 2011
Exhibit 3.1(c)(i)	—	Form of Series C-1 Senior Note due March 31, 2012
Exhibit 3.1(c)(ii)	—	Form of Series C-2 Senior Note due March 31, 2012
Exhibit 3.1(c)(iii)	—	Form of Series CMW Senior Note due April 1, 2012
Exhibit 5.6(c)	—	Form of Opinion of Special Counsel for the Company
Exhibit 5.7	—	Form of Continuing Guaranty Agreement

ALLIED CAPITAL CORPORATION
1919 PENNSYLVANIA AVENUE, N.W.
WASHINGTON, DC 20006

Series A-1 Senior Notes due June 15, 2010
Series A-2 Senior Notes due June 15, 2010
Series B-1 Senior Notes due June 15, 2011
Series B-2 Senior Notes due June 15, 2011
Series C-1 Senior Notes due March 31, 2012
Series C-2 Senior Notes due March 31, 2012
Series CMW Senior Notes due April 1, 2012

Dated as of August 28, 2009

To Each of The Existing Noteholders Listed in
Schedule A Hereto:

Ladies and Gentlemen:

ALLIED CAPITAL CORPORATION (the “Company”), a Maryland corporation, agrees with each of the holders of Existing Notes (as defined below) whose names appear on Schedule A attached hereto (each, an “Existing Noteholder” and, collectively, the “Existing Noteholders”), which Existing Noteholders hold 100% of the Existing Notes, to this Amended, Restated and Consolidated Note Agreement (this “Agreement”) upon the terms and conditions set forth below:

1.	BACKGROUND.

The Company is currently a party to:

(a) that certain Note Agreement, dated as of May 14, 2003, between the Company and each of the institutions party thereto (together with their respective successors and assigns, the “2003 Noteholders”), as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008 and that certain Second Omnibus Amendment to the Note Agreements dated as of December 30, 2008 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, the “Existing 2003 Note Agreement”), pursuant to which, among other things, the Company issued $147,000,000 in original principal amount of its 7.05% Senior Notes, Series B, due May 14, 2010 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2003 Notes”),

(b) that certain Note Agreement, dated as of November 15, 2004, between the Company and each of the institutions party thereto (together with their respective successors and assigns, the “2004 Noteholders”), as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008 and that certain Second Omnibus Amendment to the Note Agreements dated as of December 30, 2008 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, the “Existing 2004 Note Agreement”), pursuant to which the Company issued (i) $252,500,000 in original principal amount of its 6.53% Senior Notes, Series A, due November 15, 2009 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2004 Series A Notes”), and (ii) $72,500,000 in original principal amount of its 6.99% Senior Notes, Series B, due November 15, 2011 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2004 Series B Notes”, together with the 2004 Series A Notes, collectively, the “2004 Notes”),

(c) that certain Note Agreement, dated as of October 13, 2005, between the Company and each of the institutions party thereto (together with their respective successors and assigns, the “2005 Noteholders”), as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008 and that certain Second Omnibus Amendment to the Note Agreements dated as of December 30, 2008 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, the “Existing 2005 Note Agreement”), pursuant to which the Company issued (i) $261,000,000 in original principal amount of its 7.15% Senior Notes, Series A, due October 13, 2010 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2005 Series A Notes”), and (ii) $89,000,000 in original principal amount of its 7.34% Senior Notes, Series B, due October 13, 2012 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2005 Series B Notes”, together with the 2005 Series A Notes, collectively, the “2005 Notes”), and

(d) that certain Note Agreement, dated as of June 20, 2008, between the Company and each of the institutions party thereto (together with their respective successors and assigns, the “2008 Noteholders”), as amended by that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008 and that certain Second Omnibus Amendment to the Note Agreements dated as of December 30, 2008 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, the “Existing 2008 Note Agreement”, together with the Existing 2003 Note Agreement, the Existing 2004 Note Agreement and the Existing 2005 Note Agreement, collectively, the “Existing Note Agreements”), pursuant to which the Company issued (i) $140,500,000 in original principal amount of its 8.82% Senior Notes, Series 2008-A, due June 20, 2013 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2008 Series A Notes”) and (ii) $52,500,000 in original principal amount of its 9.14% Senior Notes, Series 2008-B, due June 20, 2015 (as amended and as in effect on the date hereof prior to the effectiveness of this Agreement, collectively, the “2008 Series B Notes”, together with the 2008 Series A Notes, collectively, the “2008 Notes” and together with the 2003 Notes, the 2004 Notes and the 2005 Notes, the “Existing Notes”).

Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule”, an “Annex” or an “Exhibit” are, unless otherwise specified, to a Schedule, Annex or an Exhibit attached to this Agreement.

2.	AUTHORIZATION OF AMENDMENT, RESTATEMENT AND CONSOLIDATION OF EXISTING NOTE AGREEMENTS.

The Company agrees and, subject to the satisfaction or waiver of the conditions precedent set forth in Section 5 of this Agreement, each Existing Noteholder, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in its entirety of each Existing Note Agreement to which it is a party, and the consolidation, into a single document, of the terms of each Existing Note Agreement, as so amended and restated, with the terms of each other Existing Note Agreement which, by the terms of this Agreement, is also being amended and restated, and upon the satisfaction or waiver of such conditions precedent, the Existing Note Agreements shall be deemed to be so amended, restated, superseded, replaced and consolidated into one instrument evidenced by this Agreement.

3.	AMENDMENT AND RESTATEMENT OF EXISTING NOTES; SENIOR NOTE EXCHANGES.

3.1. Amendment and Restatement of Existing Notes. The Company agrees, and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Agreement, each Existing Noteholder, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement of the Existing Notes in their entirety, and such Existing Notes shall, without any further action required on the part of any other Person, be cancelled and replaced by notes having the terms provided in Exhibit 3.1(a)(i) (the “Series A-1 Senior Notes”), Exhibit 3.1 (a)(ii) (the “Series A-2 Senior Notes”, together with the Series A-1 Senior Notes, collectively the “Series A Senior Notes”), Exhibit 3.1(b)(i) (the “Series B-1 Senior Notes”), Exhibit 3.1(b)(ii) (the “Series B-2 Senior Notes”, together with the Series B-1 Senior Notes, collectively, the “Series B Senior Notes”), Exhibit 3.1(c)(i) (the “Series C-1 Senior Notes”), Exhibit 3.1(c)(ii) (the “Series C-2 Senior Notes”), and Exhibit 3.1(c)(iii) (the “Series CMW Senior Notes”, together with the Series C-1 Senior Notes and the Series C-2 Senior Notes, collectively, the “Series C Senior Notes”) to this Agreement (in each case as to each respective Existing Noteholder, with the principal amount and the payee of each Senior Note (as defined below) and the series of such Senior Note as set forth on Schedule A), which Series A Senior Notes, Series B Senior Notes and Series C Senior Notes shall be hereinafter referred to, individually, as a “Senior Note” and, collectively, as the “Senior Notes”; and the term “Senior Notes” as used herein shall include each Senior Note delivered pursuant to any provision of this Agreement, and each Senior Note delivered in substitution or exchange for any such Senior Note pursuant to any such provision. At the Closing (as defined below), each Existing Noteholder shall deliver to the Company for cancellation the Existing Notes held by it or a lost note affidavit substantially in the form of Exhibit 3.1 hereto, and, subject to the receipt thereof, the Company will issue and deliver a Senior Note or Senior Notes in the form attached hereto as Exhibit 3.1(a)(i), Exhibit 3.1(a)(ii), Exhibit 3.1(b)(i), Exhibit 3.1(b)(ii), Exhibit 3.1(c)(i), Exhibit 3.1(c)(ii) or Exhibit 3.1(c)(iii), as applicable, in favor of such holder in replacement of such holder’s Existing Note or Existing Notes.

3.2. Senior Note Exchanges.

(a) Schedule A Exchange. Schedule A sets forth the principal amounts and Series of Senior Notes to be issued to each Existing Noteholder at the Closing. For the avoidance of doubt it is agreed and understood that the Indebtedness evidenced by the Existing Notes prior to the Closing is the same Indebtedness evidenced by the Senior Notes after giving effect to the Closing. Schedule A sets forth, with respect to each Existing Noteholder that has elected to receive the Make-Whole Fee, an amount equal to the Make-Whole Amount which would have been due to such Existing Noteholder on August 10, 2009 with respect to the principal amount of such Noteholder’s Existing Notes had such Existing Notes been prepaid in full on August 10, 2009 pursuant to Section 2.2 of each of the Existing Note Agreements.

(b) Applicable Prepayment Exchange. Upon the occurrence of any Applicable Prepayment, each holder of a MWA Senior Note receiving such Applicable Prepayment shall receive two Senior Notes in exchange for such MWA Senior Note which is the subject of such Applicable Prepayment. The first such Senior Note shall be a Series CMW Senior Note in a principal amount equal to the same amount of Make-Whole Amount paid in cash to such Noteholder on the applicable date of prepayment in accordance with Section 10.3 (subject to Section 12.2(b)) and/or Section 10.4. The second such Senior Note shall be a Series A-1 Senior Note, Series B-1 Senior Note or a Series C-1 Senior Note of the type being so prepaid and exchanged in connection with such Applicable Prepayment in a principal amount equal to (i) the principal amount of such Senior Note being exchanged minus (ii) the principal amount of the Applicable Prepayment being made in respect of such MWA Senior Note minus (iii) the principal amount of such Series CMW Senior Note. For the avoidance of doubt, (x) under no circumstances shall the Noteholders be required to make any payments in cash to the Company as consideration for the receipt of any Series CMW Senior Notes and (y) it is agreed and understood that the Indebtedness evidenced by the Series CMW Senior Notes represents existing Indebtedness of the Company.

4.	CLOSING.

The closing shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on August 28, 2009 or on such other Business Day thereafter as may be agreed upon by the Company and the Noteholders (the “Closing”).

5.	CONDITIONS TO EFFECTIVENESS.

The effectiveness of the obligations of the Existing Noteholders hereunder is subject to the waiver or fulfillment, prior to or at the Closing, of the following conditions, and the failure by the Company to satisfy all such conditions (that have not been waived) prior to or at the Closing shall relieve the Existing Noteholders, at their respective election, of all such obligations; it being understood and agreed that, except as otherwise specified in, and subject to the terms and provisions of, a post-closing letter agreement between the Company and the Noteholders, all such conditions shall be deemed satisfied or waived upon consummation of the Closing:

5.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Financing Documents shall be correct when made and at the time of the Closing.

5.2. Performance; No Default. Except for the Applicable Events of Default waived pursuant to Section 18.13(b), no Default or Event of Default shall have occurred and be continuing.

5.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to each Existing Noteholder an Officer’s Certificate, dated the date of the Closing, certifying that, to such officer’s knowledge, the conditions specified in Sections 5.1, 5.2, and 5.13 have been fulfilled.

(b) Secretary’s Certificate. The Grantors shall have delivered to the Collateral Agent a secretary’s certificate, in form and substance reasonably satisfactory to the Existing Noteholders, dated the date of the Closing, certifying as to (i) each Grantor’s Organization Documents (which Organization Documents (or forms thereof) have been previously provided or made available to each of the Existing Noteholders or their respective counsel), (ii) the resolutions of each Grantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Financing Documents, in each case, to which such Grantor is a party and (iii) specimen signatures of the persons authorized to execute such documents on such Grantor’s behalf. Each Existing Noteholder shall also have received a copy of a certificate of good standing for each Grantor (dated no earlier than 30 days prior to the Closing) from the office of the secretary of the state of such Grantor’s organization, with, if available from such secretary of state, a listing of charter documents on file with such secretary of state.

(c) Legal Officer’s Certificate. The Company shall have delivered to each Existing Noteholder a certificate regarding the Grantors’ assets, in form and substance reasonably satisfactory to the Existing Noteholders, executed by a legal officer of the Company.

5.4. Amendment and Restatement Permitted by Applicable Law, Etc. On the date of the Closing, the amendment and restatement of the Existing Note Agreements and the Existing Notes as contemplated hereunder shall not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System). If requested by any Existing Noteholder, such Existing Noteholder shall have received an Officer’s Certificate from the Company certifying as to such matters of fact regarding the Company as such Existing Noteholder may reasonably specify to enable such Existing Noteholder to determine whether such investment is so permitted.

5.5. Senior Notes. Each Existing Noteholder shall have received an original executed Senior Note or Senior Notes executed by the Company in favor of such Existing Noteholder (as more particularly set forth on Schedule A) in replacement of each of such Existing Noteholder’s Existing Notes which shall have been cancelled pursuant to Section 3.1.

5.6. Collateral Documents. On or prior to the Closing, the Company shall execute and deliver, and cause the Subsidiary Grantors to execute and deliver, as applicable, the Collateral Documents covering the Collateral described in the Collateral Documents as follows:

(a) Security Agreement. The Company will, and will cause each Subsidiary Grantor to, grant to the Collateral Agent, for the benefit of the Secured Parties, subject to Permitted Liens, a valid and perfected security interest in all of its personal property (other than personal property which constitutes Excluded Assets and for purposes of perfection, Second Tier Collateral not subject to the Perfection Requirement) whether tangible or intangible (including, without limitation, all cash, portfolio investments, marketable securities, accounts, chattel paper, instruments, documents, books, records, inventory, machinery, equipment, trademarks, patents, copyrights, other intellectual property, payment intangibles, other general intangibles, commercial tort claims, Equity Interests in Consolidated Subsidiaries, other investment property and other personal property described in the Security Agreement, whether now owned or hereafter acquired, and all products and cash and noncash proceeds thereof), with perfection, in the case of any instruments, investment property or letters of credit, being effected by the Collateral Agent or its agent or designee obtaining control of such instruments, investment property or letters of credit, in addition to filing a compliant UCC financing statement with respect to such instruments, investment property or letters of credit, all to the extent required or provided for in the Security Agreement and the other Collateral Documents, which shall each be in form and substance reasonably satisfactory to the parties hereto, together with (to the extent required or provided for in the Security Agreement):

(i) (A) evidence that the originals of the certificates evidencing the Equity Interests pledged pursuant to the Security Agreement either (1) were delivered to the Collateral Agent, or (2) are held in a Custodial Account that is subject to a Custody Control Agreement (as defined in the Security Agreement and as used herein as therein defined) that has been duly executed in favor of the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Secured Creditors) and that original undated equity powers with respect to such Equity Interests have been executed and delivered to the Collateral Agent, (B) evidence that original instruments evidencing the debt pledged pursuant to the Security Agreement are held in a Custodial Account that is subject to a duly executed Custody Control Agreement and (C) copies of any and all third party consents received with respect to the Equity Interests and the debt pledged pursuant to the Security Agreement;

(ii) copies of proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent (acting at the direction of the Required Secured Creditors) may deem reasonably necessary or customary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement to the extent such Liens may be perfected by the filing of such financing statements;

(iii) completed requests for information, dated on or before the date of the Closing, listing all effective financing statements filed in the jurisdictions referred to in clause (ii) above that name any Grantor as debtor, together with copies of such other financing statements;

(iv) reasonably satisfactory evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent (acting at the direction of the Required Secured Creditors) may deem reasonably necessary or customary in order to perfect the Liens on the Collateral (other than Second Tier Collateral not subject to the Perfection Requirement) created thereby; and

(v) an original or facsimile (followed promptly by an original) of the Control Agreements for each of the deposit accounts, securities accounts and custodial accounts set forth on Schedule 5.6(a)(v) hereto, duly executed by the appropriate parties.

(b) Insurance. The Company will, and will cause each Subsidiary Grantor to, deliver to the Collateral Agent certificates of insurance and endorsements to insurance policies naming the Collateral Agent as loss payee/mortgagee and/or additional insured, as applicable, with respect to all Collateral, as may be required by the Collateral Documents.

(c) Opinion(s). The Company shall cause special counsel to the Company and the Subsidiary Grantors to deliver to the Noteholders one or more opinions of counsel covering the matters set forth in Exhibit 5.6(c) hereto and covering such other matters incident to the transactions contemplated hereby as the Noteholders or their counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion(s) to the Noteholders).

(d) Requested Information. The Company will, and will cause each Subsidiary Grantor to, execute and deliver and cause to be executed and delivered such further documents and instruments as the Collateral Agent (acting at the direction of the Required Secured Creditors) reasonably deems necessary or customary to evidence and perfect its Liens in the Collateral (other than with respect to Second Tier Collateral not subject to the Perfection Requirement) as set forth in the Collateral Documents.

5.7. Continuing Guaranty Agreement. The Collateral Agent shall have received one or more Continuing Guaranty Agreements substantially in the form of Exhibit 5.7, which shall have been duly executed and delivered by each Consolidated Subsidiary (other than Allied Capital Beteiligungsberatung GmbH, a dormant Consolidated Subsidiary being liquidated) and be in full force and effect and no default shall exist in the performance of any obligation thereunder.

5.8. Intercreditor Agreement. The Existing Noteholders shall have received an executed counterpart of the Intercreditor Agreement, which shall be an original or facsimile (followed promptly by originals), in form reasonably satisfactory to the Existing Noteholders, duly executed by the Noteholders, the Collateral Agent, the Administrative Agent and the Banks and acknowledged by the Grantors.

5.9. Bank Credit Agreement. The Existing Noteholders shall have received a fully executed copy, certified by a Responsible Officer of the Company as true and complete, of the Bank Credit Agreement, dated as of the date hereof, by and among the Company, the Administrative Agent and the Banks, in form and substance reasonably satisfactory to the Existing Noteholders.

5.10. Amendments to Organization Documents. The operating agreement of each Subsidiary Grantor that is a limited liability company shall have been amended to provide for, among other things, the pledge or grant of a security interest in each such Subsidiary Grantor’s membership interest to the Collateral Agent for the benefit of the Secured Parties and such amended operating agreements shall each be in form and substance reasonably satisfactory to the Existing Noteholders.

5.11. Payment of Fees and Expenses. Without limiting the provisions of Section 18.1, the Company shall have paid on or before the date of the Closing the reasonable fees, charges and disbursements of (i) the Existing Noteholders’ professional advisors (both legal and financial) as agreed among the parties, (ii) the Collateral Agent and the Collateral Agent’s counsel, to the extent agreed by the Company and the Collateral Agent pursuant to the schedule of fees dated as of July 28, 2009 and the Intercreditor Agreement and (iii) the Existing Noteholders’ former counsel, Chapman and Cutler LLP.

5.12. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Senior Notes.

5.13. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 6.5.

5.14. Payment on Existing Notes. The Company shall have paid in cash in full on the date of the Closing:

(a) to each Existing Noteholder all accrued and unpaid interest (including interest at the default rate) on the Existing Notes of such Existing Noteholder up to, but not including, the date of the Closing;

(b) to each holder of a 2004 Series A Note, in addition to the interest required by clause (a) above, with respect to each 2004 Series A Note, as additional interest, an amount equal to the amount of interest (computed on the basis of a 360 day year of twelve 30 day months) which would have accrued on the 2004 Series A Notes at an interest rate of 9% per annum from July 8, 2009 to, but excluding, the date of the Closing;

(c) each Existing Noteholder’s portion of the Closing Principal Paydown as set forth in Schedule A;

(d) a fee to each holder of Series A-2 Senior Notes, Series B-2 Senior Notes and Series C-2 Senior Notes as set forth in Schedule A (the “Make-Whole Fee”); and

(e) (i) a restructuring fee in an amount equal to $15,225,000 (the “Closing Restructuring Fee”) which shall be distributed to each Existing Noteholder as set forth in Schedule A and (ii) an amount equal to $50,000,000 (the “Contingent Restructuring Fee”) to be distributed to each Existing Noteholder pro rata which shall be credited as set forth in Section 10.4(b) or (c), as applicable.

5.15. Litigation.

(a) There shall be no actions, suits or proceedings pending or, to the Company’s knowledge, threatened in writing with respect to this Agreement or any other Financing Document.

(b) There shall not exist any judgment, order, injunction or other restraint issued or filed, or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement or any other Financing Document.

5.16. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Existing Noteholder and its counsel, and each Existing Noteholder and its counsel shall have received copies of all such counterpart originals or certified or other copies of such documents as such Existing Noteholder or its counsel may reasonably request.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Existing Noteholders to enter into this Agreement, the Company represents and warrants to each Existing Noteholder that as of the date of Closing:

6.1. Existence; Power and Authority.

(a) The Company and each of its Consolidated Subsidiaries:

(i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(ii) has all requisite power and authority and all necessary licenses and permits to own or hold under lease the properties it purports to own or hold under lease and to operate such properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to obtain such licenses or permits could not be reasonably expected to have a Material Adverse Effect; and

(iii) is duly licensed or qualified and is in good standing as a foreign corporation or limited liability company in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect.

(b) The Company (i) has elected to be regulated as a “business development company” under the Investment Company Act and (ii) qualifies for treatment as a RIC under the Code.

6.2. Authorization; No Contravention. The execution, delivery and performance by the Company and each Consolidated Subsidiary of each Financing Document to which the Company or such Consolidated Subsidiary is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not

(a) contravene the terms of any of the Company’s or such Consolidated Subsidiary’s Organization Documents;

(b) except to the extent such action or condition will not result in a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens contemplated by the Security Agreement), or require any payment to be made under:

(i) any loan agreement, indenture or other similar agreement evidencing material Indebtedness or any other agreement to which the Company or such Consolidated Subsidiary is a party or is subject, or by which the Company or such Consolidated Subsidiary or the properties of the Company or such Consolidated Subsidiary are bound; or

(ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or such Consolidated Subsidiary or their property is subject; or

(c) violate any law or regulation applicable to the Company or such Consolidated Subsidiary which could reasonably be expected to have a Material Adverse Effect.

6.3. Organization and Ownership of Shares of Consolidated Subsidiaries.

(a) Schedule 6.3(a) is a complete and correct list of the Company’s Consolidated Subsidiaries, showing, as to each Consolidated Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its outstanding Equity Interests owned by the Company and each other Consolidated Subsidiary.

(b) All of the outstanding Equity Interests of each Consolidated Subsidiary shown in Schedule 6.3(a) as being owned by the Company and its Consolidated Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Consolidated Subsidiary free and clear of any Lien (except for Permitted Liens).

(c) To the Company’s Knowledge, no Consolidated Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Bank Credit Agreement, the agreements listed on Schedule 6.3(c) and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Consolidated Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Consolidated Subsidiaries that owns outstanding Equity Interests of such Consolidated Subsidiary.

6.4. Disclosure. This Agreement and the documents or certificates delivered to the Existing Noteholders (or to the professional advisors for the Existing Noteholders) by or on behalf of the Company in connection with the transactions contemplated hereby, the Disclosure Documents and the financial statements listed in Schedule 6.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, this Agreement, the documents and certificates delivered in connection herewith or the financial statements listed in Schedule 6.5, since December 31, 2008, there has been no change in the financial condition, operations, business or properties of the Company and its Consolidated Subsidiaries, taken as whole, that could reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein, in the schedules attached hereto or in the Disclosure Documents.

6.5. Financial Statements; Material Liabilities. The Company has delivered or made available to each Existing Noteholder copies of the financial statements of the Company and its Consolidated Subsidiaries listed on Schedule 6.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Consolidated Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

6.6. Governmental Authorization; Other Consents. Except as set forth on Schedule 6.6, to the Company’s Knowledge, after reasonably inquiry, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with

(a) the execution, delivery or performance by, or enforcement against, any Grantor of this Agreement or any other Financing Document,

(b) the grant by any Grantor of the Liens granted by it pursuant to the Collateral Documents,

(c) except for the filing of appropriate UCC financing statements and the execution of the Control Agreements as contemplated by the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents, or

(d) the exercise by the Collateral Agent or any Noteholder of its rights under the Financing Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents,

except, in each case, (i) for any such approval, consent, exemption, authorization, action, notice or filing that has been obtained, given or made and is in full force and effect on the date of the Closing or (ii) as may be required by the terms of the contracts which are the subject of the Lien being granted under the Collateral Documents.

6.7. Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as set forth on Schedule 6.7 or as otherwise disclosed on the Form 10-Q filed by the Company on August 10, 2009, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Consolidated Subsidiary or any property of the Company or any Consolidated Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) After giving effect to Section 18.13(b) and Section 12.10 of the Bank Credit Agreement, to the Company’s Knowledge, neither the Company nor any Consolidated Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.8. No Default. After giving effect to Section 18.13(b) and Section 12.10 of the Bank Credit Agreement, no Default or Event of Default has occurred and is continuing.

6.9. Taxes. All tax returns required to be filed by the Company or any Consolidated Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Consolidated Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid, except to the extent such failure to file or to pay would not materially and adversely affect the properties, business, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole. For all taxable years ending on or before December 31, 2004, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the Company’s Knowledge threatened. To the Company’s Knowledge, the provisions for taxes in the financial statements of the Company and its Consolidated Subsidiaries are adequate for all open years.

6.10. Title to Property; Leases. The Company and its Consolidated Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet of the Company listed on Schedule 6.5 or purported to have been acquired by the Company or any of its Consolidated Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case, to the Company’s Knowledge, free and clear of Liens prohibited by this Agreement. To the Company’s Knowledge, all leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

6.11. Licenses; Permits, Etc. The Company and its Consolidated Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

6.12. Compliance with ERISA.

(a) Assuming that the representations and warranties of each Noteholder set forth in Section 3.2 of the Existing Note Agreements as to the sources of funds used to pay the purchase price of the Existing Notes originally purchased by such Noteholder are true and correct in all respects, the consummation of the transactions provided for in this Agreement and compliance by the Company with the provisions thereof and of the Senior Notes issued hereunder in replacement of the Existing Notes will not involve any non-exempt prohibited transaction within the meaning of section 406(a) of ERISA or sections 4975(c)(1)(A)-(D) of the Code. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan except for instances of noncompliance which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) other than liability under part 6 of subtitle B of Title I of ERISA.

(b) The Company and its ERISA Affiliates have never contributed to, or had any obligation to contribute to, any Plan or any Multiemployer Plan.

6.13. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 6.13 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each of its Consolidated Subsidiaries as of August 18, 2009 (including, in the case of material Indebtedness, a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Consolidated Subsidiaries. After giving effect to the transactions contemplated by this Agreement and the Bank Credit Agreement, neither the Company nor any Consolidated Subsidiary is in default beyond any applicable notice and/or grace period in the payment of principal or interest on any material Indebtedness nor is in default beyond any applicable notice and/or grace period under any instrument or instruments or agreements under and subject to which any such Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement, and no condition exists with respect to any such Indebtedness, which with the lapse of time or the giving of notice, or both, would permit one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) To the Company’s Knowledge, neither the Company nor any Consolidated Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 12.8.

6.14. Use of Proceeds; Margin Regulations. None of the transactions contemplated in this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of said Regulation U. None of the proceeds from the sale of the Existing Notes has been used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any such margin stock.

6.15. Status under Certain Statutes. Neither the Company nor any Consolidated Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

6.16. Insurance.

(a) The Company and its Consolidated Subsidiaries maintain insurance coverage with reputable insurers reasonably believed by the Company to be financially sound in such forms and amounts and against such risks as are customary for corporations and limited liability companies of established reputation engaged in the same or a similar business and owning and operating similar properties.

(b) Schedule 6.16 sets forth a description of all insurance maintained by or on behalf of the Grantors as of the Closing. As of the Closing, all premiums due in respect of such insurance have been paid.

6.17. Environmental Matters.

(a) To the Company’s Knowledge, neither the Company nor any Consolidated Subsidiary has received any written notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Consolidated Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect;

(b) To the Company’s Knowledge, no facts exist which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Company or any Consolidated Subsidiary, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect;

(c) Neither the Company nor any Consolidated Subsidiary has stored any Hazardous Materials on real properties now or, to the Company’s Knowledge formerly, owned, leased or operated by any of them and has not disposed of any Hazardous Materials, in each case, in a manner contrary to any Environmental Laws, and in each case, in any manner that could reasonably be expected to have a Material Adverse Effect; and

(d) To the Company’s Knowledge, all buildings on all real properties now owned, leased or operated by the Company or any Consolidated Subsidiary thereof are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.18. Foreign Assets Control Regulations, Etc.

(a) The Company’s use of the proceeds of the sale of the Existing Notes did not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Consolidated Subsidiary thereof (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the Company’s Knowledge, engages in any dealings or transactions with any such Person. The Company and its Consolidated Subsidiaries are in compliance, in all material respects, with all applicable provisions of the USA Patriot Act.

(c) No part of the proceeds from the sale of the Existing Notes has been (and will not be) used, directly or indirectly, by the Company or any Consolidated Subsidiary, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

6.19. Solvency. To the Company’s Knowledge, immediately after the Closing and after giving effect to the transactions contemplated in this Agreement and each Grantor’s contribution rights from the other Grantors, (a) the fair value of the assets of each Grantor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Grantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Grantor will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing.

6.20. Binding Effect. This Agreement has been, and each other Financing Document, when delivered hereunder, will have been, duly executed and delivered by the Company and each Consolidated Subsidiary that is party thereto. This Agreement constitutes, and each other Financing Document when so delivered will constitute, a legal, valid and binding obligation of the Company and each Consolidated Subsidiary that is a party thereto, enforceable against the Company and such Consolidated Subsidiary in accordance with its terms, subject to applicable bankruptcy, creditor’s rights and similar laws affecting the rights and remedies of creditors generally.

6.21. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien, on all right, title and interest of the respective Grantors in the Collateral described therein, subject to the terms and provisions thereof. Except with respect to the Mortgage referenced in Section 11.7(b), to the Company’s Knowledge, after reviewing applicable public records, the Lien created by the Collateral Documents constitutes a first priority Lien, subject to no other Liens (other than Permitted Liens).

7.	REPRESENTATIONS OF THE EXISTING NOTEHOLDERS.

Each Existing Noteholder represents to the Company that (a) each of the Financing Documents to which it is a party has been duly authorized, executed and delivered by such Existing Noteholder, and (b) it acquired the Existing Notes and is acquiring the Senior Notes in replacement of its Existing Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to a distribution that would require registration of the Senior Notes under the Securities Act, provided that the disposition of such Existing Noteholder’s or such pension or trust fund’s property shall at all times be within such Existing Noteholder’s or such pension or trust fund’s control. Each Existing Noteholder represents that it is (and each separate account for which it may be acting is) (x) an “accredited investor” described in Sections (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act, (y) a “qualified purchaser” as described in Section 3(c)(7) of the Investment Company Act, and (z) a “qualified institutional buyer” as described in Rule 144A under the Securities Act and that it has the ability to evaluate the merits and risks of the continuing investment in the Senior Notes and the ability to assume the economic risks involved in such an investment. Each Existing Noteholder understands that the Senior Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required, and does not intend, to register the Senior Notes under the Securities Act.

8.	TAXES.

8.1. Taxation.

(a) All payments of principal and interest in respect of the Senior Notes issued to Sun Life at the Closing in replacement of the Existing Notes (collectively, the “Gross-up Notes”) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in the receipt by Sun Life or its registered transferees (collectively, the “Foreign Holders”) of such amounts as would have been received by the Foreign Holders if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any tax, assessment or other governmental charge that:

(i) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Foreign Holder) between any Foreign Holder and the United States, including, without limitation, such Foreign Holder being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(ii) is imposed or withheld solely by reason of any Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such Foreign Holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(iii) is imposed or withheld solely by reason of the Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which the Foreign Holder is a partner, beneficiary, settlor or member) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

(iv) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

(v) is imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of section 871(h)(3) of the Code (as in effect on the date of this Agreement or, in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer) or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of section 881(c)(3)(A) of the Code (as in effect on the date of this Agreement, or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer);

(vi) would not have been imposed but for the failure of the beneficial owner or any Foreign Holder to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such Foreign Holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge;

(vii) is payable otherwise than by withholding by the Company from payments on or in respect of any Gross-up Note held by any Foreign Holder;

(viii) is imposed by reason of the failure of any Foreign Holder or the beneficial owner to fulfill the statement requirements of sections 871(h) or 881(c) of the Code (as in effect on the date of this Agreement or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer);

(ix) if applicable, is imposed on a payment to an individual and required to be withheld pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(x) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), and (ix).

(b) In addition, the Company will not pay additional amounts to any Foreign Holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any Foreign Holder if it is not the sole beneficial owner of the Gross-up Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(c) On the date of any transfer of a Gross-up Note by a Foreign Holder (including Sun Life) to another Foreign Holder, such transferee Foreign Holder shall provide the Company with a properly executed original United States Internal Revenue Service Form W-8BEN or W 8ECI, as appropriate, or any successor or other form prescribed by the United States Internal Revenue Service, certifying that it is not a United States person for United States federal income tax purposes. Thereafter such Foreign Holder shall provide additional Forms W-8BEN or W 8ECI (or any successor or other form prescribed by the United States Internal Revenue Service) (i) to the extent a form previously provided has become inaccurate, invalid or otherwise ceases to be effective or (ii) as requested in writing by the Company, unless such Foreign Holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations, or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing.

(d) Any reference in this Agreement to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 8.1.

(e) This Section 8.1 shall apply only with respect to the Foreign Holders. It shall not apply to payments made to any Holder other than the Foreign Holders.

8.2. Prepayment for Tax Reasons.

(a) The Company shall have an option to prepay the Gross-up Notes in whole, but not in part, at any time, on giving not less than 30 days nor more than 60 days’ notice to the Foreign Holders (which notice shall be irrevocable) by payment of the principal amount, together with interest accrued to the date fixed for prepayment, if (i) the Company (a) has or will become obliged to pay additional amounts as provided or referred to in Section 8.1 as a result of any change in, or amendment to, the laws, regulations or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the Closing and (b) in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; or (ii) (a) any action has been taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized legal standing, will result in a material probability that the Company will become obligated to pay additional amounts and (b) in its business judgment the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided that no such notice of prepayment shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of such Gross-up Notes held by the Foreign Holders were then due.

(b) Prior to the giving of any notice of prepayment pursuant to this Section 8.2, the Company shall deliver to the Foreign Holder of any Gross-up Note to be prepaid (1) a certificate signed by two officers of the Company stating that the Company is entitled to effect such prepayment and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to prepay have occurred and (2) in the case of a determination under (ii) above, an opinion of independent legal advisers of recognized standing to the effect that there is a material probability that the Company will become obliged to pay such additional amounts as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this Section 8.2, the Company shall be bound to prepay such Gross-up Note in accordance with this Section 8.2.

(c) Notwithstanding the foregoing, if the Company shall give a Foreign Holder notice of prepayment of any Gross-up Note pursuant to Section 8.2(a), such Foreign Holder, if it then holds one or more such Gross-up Notes in an aggregate principal amount equal to or greater than $5,000,000, shall have a one time option to reject such prepayment; provided however, if such Foreign Holder rejects such prepayment, Section 8.1(a) shall no longer be operative with respect to any Gross-up Notes held by such Foreign Holder. To exercise such option, such Foreign Holder shall provide a rejection notice to the Company within ten Business Days after its receipt of the Company’s notice of prepayment. Such notice by a Foreign Holder shall be irrevocable and shall be binding on all subsequent Foreign Holders of such Foreign Holder’s Gross-up Notes.

(d) The provisions of Sections 10.4, 10.5 and 10.6 shall not apply to any prepayment pursuant to this Section 8.2.

9.	APPLICABLE INTEREST RATES.

(a) The Series A Senior Notes shall bear interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid principal balance thereof (i) from and including the date of Closing to and including December 31, 2009 at the rate of 8.50% per annum, and (ii) from and including January 1, 2010 and at all times thereafter at the rate of 9.25% per annum.

(b) The Series B Senior Notes shall bear interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid principal balance thereof (i) from and including the date of Closing to and including December 31, 2009 at the rate of 9.00% per annum, (ii) from and including January 1, 2010 to and including December 31, 2010 at the rate of 9.50% per annum, and (iii) from and including January 1, 2011 and at all times thereafter at the rate of 9.75% per annum.

(c) The Series C Senior Notes shall bear interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid principal balance thereof (i) from and including the date of Closing to and including December 31, 2009 at the rate of 9.50% per annum, (ii) from and including January 1, 2010 to and including December 31, 2010 at the rate of 10.00% per annum, (iii) from and including January 1, 2011 to and including December 31, 2011 at the rate of 10.25% and (iv) from and including January 1, 2012 and at all times thereafter at the rate of 10.75% per annum.

Interest on the Senior Notes is payable quarterly in arrears on the 15th day of each of March, June, September and December in each year (with the first such interest payment date being September 15, 2009) until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and notwithstanding the foregoing, the Company shall pay on demand interest on any overdue principal and Make-Whole Amount (as provided herein) and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof (whether by acceleration or otherwise) and, during the continuance of any other Event of Default, on the entire unpaid balance of the Senior Notes, at the Default Rate, until paid or until such Event of Default is no longer continuing, as the case may be.

10.	PAYMENT OF THE SENIOR NOTES.

10.1. Required Payments; Maturity.

(a) The entire outstanding principal amount of the Series A Senior Notes shall become due and payable on June 15, 2010.

(b) The entire outstanding principal amount of the Series B Senior Notes shall become due and payable on June 15, 2011.

(c) The entire outstanding principal amount of the Series C Senior Notes (excluding Series CMW Senior Notes) shall become due and payable on March 31, 2012.

(d) The entire outstanding principal amount of the Series CMW Senior Notes shall become due and payable on April 1, 2012.

(e) Upon prepayment in full of the Series C Senior Notes (excluding Series CMW Senior Notes) the Company shall pay the outstanding Series CMW Senior Notes as otherwise required by the terms of this Agreement or voluntarily prepay such Series CMW Senior Notes as otherwise permitted by the terms of this Agreement.

10.2. Prepayment of Notes Upon Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Control Event or Change in Control, give written notice of such Control Event or Change in Control to each Holder of Senior Notes. Such notice given in respect of a Change in Control shall contain and constitute an offer to prepay Senior Notes as described in subparagraph (b) of this Section 10.2 and shall be accompanied by the certificate described in subparagraph (e) of this Section 10.2. Notwithstanding the foregoing, in no event will the Company take any action, or permit any officer to take any action, to effect or participate in the completion of a Change in Control unless and until such notice shall have been given and the Change in Control is consummated contemporaneously with the prepayment of all Senior Notes to the extent required to be prepaid pursuant to this Section 10.2.

(b) Offer to Prepay Notes. The offer to prepay Senior Notes contemplated by subparagraph (a) of this Section 10.2 shall be an offer to prepay, in accordance with and subject to this Section 10.2, all, but not less than all, of the Senior Notes held by each Holder (in this case only, “Holder” in respect of any Senior Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 45 days (or 15 days if the Company shall have given each holder of Senior Notes written notice of the Control Event related to the Change in Control giving rise to such offer not less than 30 days prior to the occurrence of such Change in Control) and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(c) Acceptance. A Holder of Senior Notes may accept the offer to prepay made pursuant to this Section 10.2 by causing a notice of such acceptance to be delivered in writing to the Company at least 5 days prior to the Proposed Prepayment Date. At least 15 days prior to the Proposed Prepayment Date, the Company shall give written notice to each Holder of Senior Notes that has not so accepted the offer, in which notice the Company shall (A) state the aggregate outstanding principal amount of Senior Notes in respect of which the offer has been accepted, (B) state the aggregate outstanding principal amount of Debt under the Bank Credit Agreement in respect of which any similar offer made pursuant to the Bank Credit Agreement has been accepted by any lender thereunder (it being understood that a mandatory prepayment upon a Change in Control shall constitute acceptance of any such prepayment offer), and (C) state that any Holder of Senior Notes may yet accept the offer, whether theretofore rejected or not, by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a Holder of Senior Notes to respond to an offer to prepay made pursuant to this Section 10.2 shall be deemed to constitute an acceptance of such offer by such Holder.

(d) Prepayment Notice. Prepayment of the Senior Notes to be prepaid pursuant to this Section 10.2 shall be at 100% of the principal amount of such Senior Notes, plus in the case of any MWA Senior Note (without duplication) the Make-Whole Amount determined as of two Business Days prior to the Prepayment Date with respect to the principal amount of such MWA Senior Notes so prepaid, together with interest on such Senior Notes accrued to but excluding the Prepayment Date and accrued fees and expenses. On the second Business Day preceding the Prepayment Date, the Company shall deliver to each Holder of Senior Notes being prepaid a certificate of a Senior Financial Officer of the Company showing the Make-Whole Amount due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the date (the “Prepayment Date”) which is the later of (i) the Proposed Prepayment Date or (ii) the date the Change in Control is actually consummated.

(e) Officer’s Certificate. Each offer to prepay the Senior Notes pursuant to this Section 10.2 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 10.2; (iii) the principal amount of each Senior Note offered to be prepaid; (iv) in the case of any MWA Senior Note, the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such certificate were the day of prepayment), and setting forth the details of such computation; (v) the amount of interest that would be due on each Senior Note offered to be prepaid, accrued to but excluding the Proposed Prepayment Date; (vi) that the conditions of this Section 10.2 have been fulfilled; and (vii) in reasonable detail, the nature and date of the actual or proposed Change in Control.

10.3. Prepayment in Connection with a Disposition.

If the Company or any Consolidated Subsidiary Disposes of any property in a transaction permitted by Section 12.2 which results in the realization by the Company or any Consolidated Subsidiary of Net Proceeds, the Company shall prepay the Senior Notes in accordance with Section 12.2(b).

10.4. Optional Prepayments.

(a) In addition to the payments required by Section 10.1, Section 10.2, and Section 10.3, upon compliance with Section 10.5 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Senior Notes (except the Series CMW Senior Notes, unless all such other Senior Notes have been prepaid in full), either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), and ratably among all outstanding Senior Notes (except the Series CMW Senior Notes, unless all such other Senior Notes have been prepaid in full) and in any event then ratably within each Series by payment of the principal amount of the Senior Notes (except the Series CMW Senior Notes, unless all such other Senior Notes have been prepaid in full), or portion thereof to be prepaid, and accrued interest thereon to but excluding the date of such prepayment, together with, in the case of a MWA Senior Note, the Make-Whole Amount, if any, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 10.4.

(b) If, on or prior to January 31, 2010, the Company prepays all of the Senior Notes then outstanding, then

(i) the amount required to be paid to each Noteholder on the proposed prepayment date shall be reduced, without any further action on the part of the parties hereto, by an amount equal to the amount of such Noteholder’s pro rata share of the Contingent Restructuring Fee received pursuant to Section 5.14(e)(ii); it being understood that, notwithstanding the foregoing, prior to any such reduction, the entire outstanding principal amount of the Senior Notes (without giving effect to amounts received as the Contingent Restructuring Fee) shall continue to accrue interest in accordance with Section 9; and

(ii) each Holder of the MWA Senior Notes shall receive a payment equal to the amount of the Make-Whole Amount which would have been due on August 10, 2009 with respect to the principal amount of such Holder’s Existing Notes had all Existing Notes been prepaid in full on August 10, 2009 pursuant to Section 2.2 of each of the Existing Note Agreements, less any Make-Whole Amount previously received by such Holder in respect of such Holder’s MWA Senior Notes, it being understood that any payment received pursuant hereto shall be in lieu of any Make-Whole Amount otherwise payable to such Holders. Notwithstanding anything in this Agreement to the contrary, no holder of MWA Senior Notes that receives a payment in accordance with this Section 10.4(b)(ii) shall be entitled to receive any additional Make-Whole Amount on such Noteholder’s MWA Senior Notes.

(c) If, any of the Senior Notes remain outstanding as of February 1, 2010, then the amount equal to the portion of the Contingent Restructuring Fee received by each Noteholder pursuant to Section 5.14(e)(ii) shall be retained by such Noteholder as a restructuring fee. For the avoidance of doubt, such retained restructuring fee shall not reduce the principal amount of the Senior Notes then outstanding.

10.5. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Senior Notes pursuant to Section 10.4 to each Holder thereof not less than 10 Business Days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder’s Senior Notes to be prepaid on such date, (iii) in the case of a MWA Senior Note, that Make-Whole Amount, if any, may be payable, (iv) in the case of a MWA Senior Note, the date when such Make-Whole Amount, if any, will be calculated, (v) in the case of a MWA Senior Note, the estimated Make-Whole Amount, if any, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Senior Notes specified in such notice, together with accrued interest thereon and, in the case of a MWA Senior Note, the Make-Whole Amount, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder of a MWA Senior Note written notice of the Make-Whole Amount, if any, payable in connection with such prepayment and, whether or not any Make-Whole Amount is payable, a reasonably detailed computation of the Make-Whole Amount (which calculation shall be reasonably satisfactory to each Holder of the MWA Senior Notes to be prepaid).

10.6. Application of Payments.

The proceeds of any payments (including, but not limited to, principal, accrued interest and Make-Whole Amount, if any) received in respect of all or any outstanding Senior Notes as a result of any payment or prepayment of the Senior Notes (other than pursuant to Section 8.2, Section 10.1, Section 10.2, Section 10.3, Section 10.4 and Section 10.10) shall, in each case, be paid and applied as follows:

(i) First, to the payment of the reasonable costs, fees and expenses of the Collateral Agent and the Noteholders’ special counsel to the extent due and payable pursuant to the terms of this Agreement and the other Financing Documents;

(ii) Second, to the payment of all accrued and unpaid interest on the Senior Notes (other than the Series CMW Senior Notes) being so paid and in case such proceeds shall be insufficient to pay in full such amounts so unpaid, then ratably according to the aggregate amount of accrued and unpaid interest owing to each holder of a Senior Note (other than the Series CMW Senior Notes) being so prepaid;

(iii) Third, to the payment of the outstanding principal amounts of the Senior Notes (other than the Series CMW Senior Notes) being so paid (allocated ratably among and then within each Series of Senior Notes (other than the Series CMW Senior Notes)) and in case such proceeds shall be insufficient to pay in full such amounts, then ratably according to the aggregate amount of unpaid principal amounts owing to each holder of a Senior Note (other than the Series CMW Senior Notes) being so prepaid; and

(iv) Fourth, to the payment of Make-Whole Amounts due and owing under the Senior Notes being so prepaid, plus all amounts outstanding under the Series CMW Senior Notes and in case such proceeds shall be insufficient to pay in full such Make-Whole Amounts and amounts due and owing under the Series CMW Senior Notes, then ratably according to the amount of such Make-Whole Amount and such amounts due and owing under the Series CMW Senior Notes owing to each Noteholder.

10.7. Payments Due on Non-Business Days. Anything in this Agreement or the Senior Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Senior Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

10.8. Maturity; Surrender, Etc. In the case of each repayment or prepayment of Senior Notes pursuant to this Section 10, the principal amount of each Senior Note to be prepaid shall mature and become due and payable on the date fixed for such repayment or prepayment together with interest on such principal amount accrued to such date and in the case of a MWA Senior Note the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Senior Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Senior Note shall be issued in lieu of any paid or prepaid principal amount of any Senior Note.

10.9. Make-Whole Amount. “Make-Whole Amount” means, with respect to any Series A-1 Senior Note, any Series B-1 Senior Note and any Series C-1 Senior Note (collectively, the “MWA Senior Notes”), an amount payable in cash equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such MWA Senior Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” means 0.50% (fifty basis points).

“Called Principal” means, with respect to any MWA Senior Note, the principal of such MWA Senior Note that is to be prepaid pursuant to Section 10.2, Section 10.3 (if applicable) or Section 10.4 or has become or is declared to be immediately due and payable pursuant to Section 14.3, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any MWA Senior Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such MWA Senior Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any MWA Senior Note, the Applicable Percentage over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable MWA Senior Note.

“Remaining Average Life” means, with respect to the Called Principal of any MWA Senior Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any MWA Senior Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such MWA Senior Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 10.2, Section 10.3 (if applicable), Section 10.4 or Section 14.3.

“Settlement Date” means, with respect to the Called Principal of any MWA Senior Note, the date on which such Called Principal is to be prepaid pursuant to Section 10.2, Section 10.3 (if applicable), Section 10.4 or has become or is declared to be immediately due and payable pursuant to Section 14.3, as the context requires.

10.10. Repurchase of Senior Notes.

(a) Neither any Consolidated Subsidiary or Affiliate of the Company, directly or indirectly, may repurchase or make any offer to repurchase any Senior Notes.

(b) The Company may not, directly or indirectly, repurchase or make any offer to repurchase any (a) Senior Notes (excluding Series CMW Senior Notes) unless an offer has been made to repurchase Senior Notes (excluding Series CMW Senior Notes), pro rata, from all holders of the Senior Notes (excluding Series CMW Senior Notes) at the same time and upon the same terms or (b) Series CMW Senior Notes unless (i) all other Senior Notes other than Series CMW Senior Notes have been prepaid in full and (ii) an offer has been made to repurchase Series CMW Senior Notes, pro rata, from all holders of the Series CMW Senior Notes at the same time and upon the same terms. The Company will promptly cancel all Senior Notes acquired by it pursuant to any payment or prepayment of Senior Notes pursuant to any provision of this Agreement and no Senior Notes may be issued in substitution or exchange for any such Senior Notes. Without limiting the foregoing, upon the repurchase or other acquisition of any Senior Notes by the Company such Senior Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Senior Notes of any actions with respect hereto, including without limitation, Section 14.3, Section 14.4 and Section 17.1.

11.	AFFIRMATIVE COVENANTS.

11.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Consolidated Subsidiary to keep in full force and effect, its corporate existence and all registrations, licenses, permits and governmental approvals necessary to the proper conduct of its business, except where the failure to maintain such registrations, licenses, permits and governmental approvals could not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prevent any transaction permitted by Section 12.2.

11.2. Insurance. The Company will maintain, and will cause each Consolidated Subsidiary to maintain, insurance coverage by reputable insurers reasonably believed by the Company to be financially sound in such forms and amounts and against such risks as are (a) customary for corporations and limited liability companies of established reputation engaged in the same or a similar business and owning and operating similar properties and (b) otherwise contemplated by the terms of the Financing Documents.

11.3. Taxes, Claims for Labor and Materials, Compliance with Laws.

(a) Taxes, Claims for Labor and Materials. The Company will promptly pay and discharge, and will cause each Consolidated Subsidiary to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Consolidated Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Consolidated Subsidiary, all material trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Consolidated Subsidiary, provided, however, that the Company or such Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any material property of the Company or such Consolidated Subsidiary or any material interference with the use thereof by the Company or such Consolidated Subsidiary, and (ii) the Company or such Consolidated Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

(b) Compliance with Laws. The Company will, and will cause each Consolidated Subsidiary to, (i) promptly comply in all material respects with and not violate in any material respect the Investment Company Act so long as it is subject thereto, and (ii) promptly comply in all material respects with all other laws, ordinances or governmental rules and regulations to which it is subject, the violation of which could reasonably be expected to have a Material Adverse Effect or would result in any Lien (other than a Permitted Lien) on a material part of the property or assets of the Company or any Consolidated Subsidiary, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws.

11.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each of its Consolidated Subsidiaries to maintain, preserve and keep, its material properties which are used in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements and renewals as the Company may determine to be appropriate to the conduct of its business.

11.5. Status of RIC and BDC. The Company will maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

11.6. Collateral Requirements.

(a) Collateral Documents. The Company will, and will cause each Subsidiary Grantor to, (i) comply with and perform in all material respects each of the terms, conditions and covenants set forth in the Collateral Documents to which it is a party, and (ii) cause the representations and warranties set forth in the Collateral Documents to be true and correct in all material respects as of the date of Closing as provided in the Collateral Documents.

(b) Deed of Trust/Mortgage. Within the later of 90 days after the date of the Closing and 30 days after the date upon which the existing purchase agreement for the Mortgaged Property is terminated, but in no event later than 180 days from the date of the Closing, the Noteholders shall have received copies of the deed of trust, trust deed, deed to secure debt, or mortgage, as applicable, in form and substance reasonably satisfactory to the Noteholders, the Collateral Agent and their counsel covering all interests in real property held in fee simple by the Company or any Subsidiary Grantor (other than the properties listed on Schedule 11.6(b)) (collectively, the “Mortgaged Property”) duly executed by the appropriate Grantor (collectively, the “Mortgage”), together with:

(i) evidence that counterparts of the Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Noteholders may reasonably deem necessary or customary in order to create a valid and subsisting Lien on the Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, subject to no other Liens other than Permitted Liens, and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(ii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy, on each Mortgaged Property, with endorsements and in amounts reasonably acceptable to the Noteholders, issued, coinsured and reinsured by title insurers acceptable to the Noteholders, insuring the Mortgage to be a valid and subsisting Lien on such Mortgaged Property, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under Section 12.8 and other Liens acceptable to the Noteholders, and providing for such other affirmative insurance (including such endorsements for mechanics’ and materialmen’s Liens and any additional endorsements as are reasonably required by the Noteholders but excluding endorsements for zoning or creditors’ rights coverage) and such coinsurance and direct access reinsurance as the Noteholders may deem necessary or desirable;

(iii) evidence that all other action that the Collateral Agent (acting at the direction of the Required Secured Creditors) may deem reasonably necessary in order to create valid and subsisting Liens on Mortgaged Property, subject to no other Liens other than Permitted Liens, has been taken; and

(iv) completed UCC fixture financing statements for the appropriate jurisdiction deemed reasonably necessary by the Collateral Agent (acting at the direction of the Required Secured Creditors) and the Noteholders to perfect the Collateral Agent’s (on behalf of the Secured Parties) security interest with respect to the fixtures, machinery and equipment located at the Mortgaged Property naming the applicable Grantor as debtor, and the Collateral Agent (on behalf of the Secured Parties) as secured party.

For the avoidance of doubt, the Mortgage for the REO shall be executed and delivered on the date of the Closing, with the understanding that the aforementioned requirements relating thereto shall be completed within the later of 90 days of the date of the Closing and 30 days after the date upon which the existing purchase agreement for the Mortgaged Property is terminated, but in no event later than 180 days from the date of the Closing.

(c) Landlord Subordination Agreement. The Company shall use commercially reasonably efforts to deliver within 45 days of the date of the Closing an executed landlord subordination agreement for the property located at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006 in form and substance reasonably satisfactory to the Required Holders.

(d) Additional Collateral. If at any time the Company or any Consolidated Subsidiary shall grant to any one or more of the Collateral Agent or a holder of any Senior Secured Obligation additional credit support (excluding any Senior Secured Obligations, but including the Continuing Guaranty Agreement and any other Guaranty) or collateral of any kind as additional security to secure the Senior Secured Obligations, then the Company shall, or shall cause such Grantor or such Consolidated Subsidiary to, (A) grant or provide to the Collateral Agent for the benefit of the Secured Parties the same credit support or collateral so that the Senior Notes shall at all times be secured on an equal and ratable basis with the other Senior Secured Obligations, and (B) deliver an opinion of counsel (which may be issued by the general counsel or chief legal officer for the Company) to the effect that such additional credit support and the Collateral Documents relating to any such collateral have been duly authorized, executed and delivered by the Company, such Subsidiary Grantor or such Consolidated Subsidiary, as applicable, constitute the legal, valid and binding obligations of the Company, such Subsidiary Grantor or such Consolidated Subsidiary, as applicable, are enforceable against the Company, such Subsidiary Grantor or such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as the Required Holders may reasonably request. In addition, any such credit support and new collateral shall at all times be subject to and governed by the terms of the Intercreditor Agreement.

(e) Additional Consolidated Subsidiaries. (i) Within ten days after the time that any Person becomes a Consolidated Subsidiary (other than Allied Capital Beteiligungsberatung GmbH, a dormant Consolidated Subsidiary being liquidated) as a result of the creation of such Consolidated Subsidiary, a merger or other consolidation permitted by Section 12.2 of this Agreement or otherwise, or (ii) subject to the foregoing clause (i), concurrently with any Consolidated Subsidiary becoming a co-borrower or guarantor under the Bank Credit Agreement, the Company shall cause (A) such Consolidated Subsidiary to execute a joinder to the acknowledgement and consent to the Intercreditor Agreement reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Secured Creditors), (B) such Consolidated Subsidiary to execute the Continuing Guaranty Agreement in substantially the form of Exhibit 5.7 hereto, (C) such Consolidated Subsidiary to become a party to the Security Agreement (other than any Pledge LLC) and grant a valid, perfected, and to the Company’s Knowledge, first priority security interest (subject to any Permitted Liens) in all of its real and personal property (other than real and personal property which constitute Excluded Assets (subject to the terms of the Security Agreement) and, with respect to perfection, other than Second Tier Collateral that is not subject to a Perfection Requirement) whether tangible or intangible, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Secured Creditors), (D) 100% of such Consolidated Subsidiary’s Equity Interests (65% in the case of any Consolidated Subsidiary organized under the laws of any jurisdiction outside of the United States of America) to be pledged in favor of the Collateral Agent under the Collateral Documents to secure the Note Obligations, and (E) such Consolidated Subsidiary to deliver to the Collateral Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel (which may be issued by the general counsel or chief legal officer of the Company) as the Required Holders shall reasonably request in connection with the actions described in clauses (A), (B), (C) and (D) above.

(f) Additional Undertakings. The Company will use commercially reasonable efforts to obtain the consent or approval of all third parties required to permit the Company and the Subsidiary Grantors to subject all of their assets (other than the Excluded Assets (subject to the terms of the Security Agreement) and, with respect to perfection, Second Tier Collateral that is not subject to a Perfection Requirement) to the Lien of the Collateral Documents. In determining whether to obtain any such consent or approval, the Company may take into account the cost or charges imposed by third parties (on either the Company or any entity in which the Company or a Consolidated Subsidiary has an investment) to grant any such consent or approval and/or any undue burden where the efforts would not justify obtaining such consent or approval in view of the value of the property proposed to be subject to such Lien as reasonably determined by the Company. In addition, the Company shall not be obligated to obtain consents or approvals in respect of assets which in the reasonable judgment of the Company cannot be pledged, or as to which the consent to pledge cannot be sought, without substantially impairing the value of the asset or the ability of the Company or a Subsidiary Grantor to manage the asset in the ordinary course of its business. Without limiting the obligation of the Company set forth above, to the extent any personal property of the Company or a Subsidiary Grantor cannot be pledged as Collateral on account of contractual limitations applicable to such property but may be transferred to a Pledge LLC, such personal property shall be transferred to a Pledge LLC. The Company shall use commercially reasonable efforts to ensure that the documents which govern Investments made subsequent to the date of the Closing do not restrict the ability of the Company to subject any such Investment to the Lien of the Collateral Documents; provided that, so long as it has used such efforts, the Company will not be precluded from making an Investment as to which the governing documents contain such a restriction.

11.7. Reports and Rights of Inspection. The Company will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all material dealings or material transactions of, or in relation to, the business and affairs of the Company or such Consolidated Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 11.7 and concurred with by the independent registered public accounting firm referred to in clause (b) of this Section 11.7), and will furnish or make available to each Institutional Holder of the then outstanding Senior Notes (in duplicate if so specified below or otherwise requested):

(a) Quarterly Statements. As soon as available and in any event within 50 days (or such period as is 5 Business Days greater than the period applicable to the required filing date of the Company’s Quarterly Report on Form 10-Q) after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

(i) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

(ii) consolidated statements of operations of the Company and its Consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

(iii) consolidated statements of changes in net assets and cash flows of the Company and its Consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct in all material respects by a Senior Financial Officer of the Company;

(b) Annual Statements. As soon as available and in any event within 95 days (or such period as is 5 Business Days greater than the period applicable to the required filing date of the Company’s Annual Report on Form 10-K) after the close of each fiscal year, copies of:

(i) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such fiscal year,

(ii) consolidated statements of operations, changes in net assets and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, and

(iii) consolidated statement of investments of the Company and its Consolidated Subsidiaries as of the close of such fiscal year,

setting forth in comparative form the consolidated figures for the preceding fiscal year (except in the case of such statement of investments) and in each case all in reasonable detail and accompanied by a report thereon of an independent registered public accounting firm selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of their operations, changes in net assets and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

(c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by an independent registered public accounting firm of the books of the Company or any Consolidated Subsidiary and any management letter received from such accountants;

(d) SEC and Other Reports. (i) Promptly upon their becoming available (or in the case of registration statements, promptly after their becoming effective), copies of all effective registration statements (other than the exhibits thereto, any prospectus supplements, and any effective registration statements on Form S-8 or its equivalent), and reports on Form 10-K, 10-Q, and 8-K (or their equivalents) filed by the Company with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, provided that the Company shall have been deemed to have made such delivery to each Institutional Holder if it shall have timely made any such filing available on the Securities and Exchange Commission’s EDGAR filing database and shall have given each Noteholder prior notice of such availability on EDGAR, (ii) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports, and proxy statements so mailed, and (iii) promptly upon their becoming available, copies of any orders, judgments or decrees in excess of $25,000,000 that have been entered against the Company or any of its Consolidated Subsidiaries in any proceedings to which the Company or any Consolidated Subsidiary is a party, issued by any Governmental Authority;

(e) ERISA Reports. Promptly upon a Responsible Officer of the Company becoming aware of the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan hereafter maintained by the Company or any ERISA Affiliate; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any such Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any such Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any such Plan; (v) any material contingent liability of the Company or any Consolidated Subsidiary with respect to any post-retirement welfare liability hereafter existing; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

(f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Senior Financial Officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 12.2, 12.7 and Section 13 at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(g) Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements acknowledging (subject to normal and customary qualifications and assumptions) that the Company was in compliance with the financial covenants of Section 13, and setting forth the procedures used to make such determination;

(h) Collateral Document Modifications. (i) Not less than ten Business Days prior to execution thereof, a copy of (x) each amendment to the Collateral Documents proposed by the Company and (y) each document or agreement which, if executed and delivered, would become an additional Collateral Document and (ii) promptly following execution thereof, one copy of each of the documents referred to in the preceding clause (i);

(i) Bank Credit Agreement. (i) Concurrently with the delivery to the Banks, copies of all financial and other information and certificates (including compliance certificates) and reports delivered to the Banks pursuant to the Bank Credit Agreement or with respect to the Collateral (but only to the extent not previously made available to the Noteholders), (ii) not less than five days prior to the execution thereof, a copy of any proposed amendment to the Bank Credit Agreement, and (iii) promptly following execution thereof, one copy of such amendment referred to in the preceding clause (ii);

(j) Collateral Report. Concurrently with the delivery of the financial statements required to be delivered pursuant to Section 11.7 (a) and (b), a schedule (substantially in the form set forth on Schedule 11.7(j)) which lists by type and Book Value (i) all of the assets of the Company and its Consolidated Subsidiaries, (ii) all of the assets of the Company and its Consolidated Subsidiaries which are subject to the Lien of the Collateral Documents, (iii) all of the assets which are owned by a Pledge LLC, and (iv) all of the assets which are neither subject to the Lien of the Collateral Documents nor owned by a Pledge LLC;

(k) Asset Report Certificate. Within 10 Business Days after the end of each calendar month, the Asset Report Certificate (as defined in the Security Agreement) required to be delivered by Section 4.2.2 of the Security Agreement; and

(l) Additional Information. With reasonable promptness, such other data and information as any Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder of the then outstanding Senior Notes (or such Persons as such Holder may designate) to visit and inspect, under the Company’s guidance, any of the properties of the Company or any Consolidated Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent registered public accounting firm (and by this provision the Company authorizes said accountants to discuss with such Holder the finances and affairs of the Company and its Consolidated Subsidiaries) all at such reasonable times (subject to any and all applicable laws, rules, statutes and regulations) and, so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable prior notice. Any visitation shall be at the sole expense of such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the Holder of any Senior Note or a holder of any other evidence of Applicable Debt of the Company or any Consolidated Subsidiary gives any written notice or takes any other action with respect to a claimed default of which the Company is aware, in which case, any such visitation or inspection shall be at the sole expense of the Company.

11.8. Maintenance of Rating. From and after the date that is 45 days after the Closing, the Company shall at all times cause the Senior Notes to be rated by at least one Nationally Recognized Rating Agency.

11.9. Further Assurances. At the Company’s cost and expense, upon the reasonable request of the Noteholders, the Company shall and shall cause each Consolidated Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Noteholders and/or the Collateral Agent such further instruments, documents, and certificates, and shall do and shall cause to be done such further acts that may be necessary or customary in the reasonable opinion of the Noteholders to carry out more effectively the provisions and purposes of this Agreement and the other Financing Documents.

12.	NEGATIVE COVENANTS.

12.1. Transactions with Affiliates. The Company will not, and will not permit any Consolidated Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except transactions in the ordinary course of, and pursuant to the reasonable requirements of the Company’s or such Consolidated Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

12.2. Mergers, Consolidations and Sales of Assets.

(a) Except as provided in clauses (b) and (c) below, the Company will not, and will not permit any Consolidated Subsidiary to, consolidate with or be a party to a merger with any other Person or Dispose of all or substantially all of its assets, in a single transaction or series of transactions, to any Person; provided that any Consolidated Subsidiary may merge or consolidate with or into, sell, lease or otherwise Dispose of all or a substantial part of its assets to the Company or any Wholly-Owned Consolidated Subsidiary so long as (A) (i) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-Owned Consolidated Subsidiary (and not the Company), a Wholly-Owned Consolidated Subsidiary shall be the surviving or continuing corporation, (B) at the time of such consolidation, merger or Disposition and immediately after giving effect thereto, no Default or Event of Default exists or would exist and (C) the Noteholders shall have received copies of such documents of assumption and legal opinions (which may be issued by the general counsel or chief legal officer of the Company) as the Required Holders may reasonably request to confirm that the obligations of, and Liens in favor of the Collateral Agent on the property of, the parties to such transaction are not adversely affected thereby.

(b) Neither the Company nor any Consolidated Subsidiary may Dispose of its assets (including, but not limited to, Investments), except to the extent that, and subject to the provisions of clause (c) below: (i) no Enforcement Direction (as defined in the Intercreditor Agreement) has been issued to the Collateral Agent and remains pending, (ii) each such Disposition shall be an Arms-Length Transaction, (iii) the Company shall pay to the Collateral Agent in the manner set forth in the Intercreditor Agreement, not less than 50% of the Net Proceeds of such Disposition (such Net Proceeds paid to the Collateral Agent shall be applied to the prepayment of the Senior Notes (excluding the Series CMW Senior Notes, but upon payment in full of all such other Senior Notes, the Series CMW Senior Notes), together with accrued interest thereon, in succeeding order of maturities); it being understood and agreed that during the continuation of an Event of Default under Section 14.1(a), Section 14.1 (b), or Section 14.1(c) (but in the case of Section 14.1(c), only with respect to violations of Section 12.3, Section 12.7 and Section 13) (each a “Major Event of Default”) the Company shall pay to the Collateral Agent not less than 100% of the Net Proceeds of such Disposition (such Net Proceeds paid to the Collateral Agent shall be applied to the prepayment of the Senior Secured Obligations in accordance with the terms of the Intercreditor Agreement), (iv) any and all rights of the Company or any Consolidated Subsidiary in any and all Net Proceeds and other consideration (other than Excluded Assets) received in connection with such sale (other than cash) shall (subject to the provisions of the Security Agreement regarding Second Tier Collateral), become subject to a perfected, and to the Company’s Knowledge, first priority Security Interest or Lien (subject to Permitted Liens) in favor of the Collateral Agent on the date received by the Company or such Consolidated Subsidiary, and (v) the portion of the Net Proceeds from such Disposition that is required to be applied to the Senior Secured Obligations shall be deposited directly into the Special Collateral Account or sent to the Collateral Agent at the times set forth in the Intercreditor Agreement and promptly deposited into the Special Collateral Account to be applied to the payment of the Senior Secured Obligations in accordance with the terms of the Intercreditor Agreement. Any prepayment of Senior Notes (other than Series CMW Senior Notes) under this Section 12.2(b) shall reduce the payments required under clauses (a) through (e), inclusive, of Section 10.1 in succeeding order of maturities. So long as no Special Event of Default (as defined in the Intercreditor Agreement) exists, no Make-Whole Amount shall be payable in connection with any prepayment pursuant to this Section 12.2(b). For the avoidance of doubt, if a Special Event of Default (as defined in the Intercreditor Agreement) exists when any prepayment is made pursuant to this Section 12.2(b), the Make-Whole Amount, if any, shall apply to such prepayment of the MWA Senior Notes. Any Liens in favor of the Collateral Agent on assets which are the subject of a permitted Disposition shall be released as provided in the Intercreditor Agreement. Transfers between and among the Company and Subsidiary Grantors shall be excluded from the operation of this Section 12.2(b) so long as (x) the Collateral Agent has a valid, fully perfected, enforceable, and to the Company’s Knowledge, first priority Security Interest in all right, title and interest of the Company and the Subsidiary Grantors in the property subject to such Disposition and (y) the obligations under the Continuing Guaranty Agreement are fully enforceable.

(c) In no event will the Company Dispose of all or substantially all of its assets unless contemporaneously therewith all Senior Notes are repaid in full and any and all other amounts due hereunder are paid in full.

(d) The Company will not permit any Consolidated Subsidiary to issue any Voting Stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock which are non-dilutive to the Company and/or any Consolidated Subsidiary; provided that the foregoing restrictions do not apply to issuances to the Company or to a Wholly-Owned Consolidated Subsidiary or the issuance of directors’ qualifying shares.

12.3. Repurchase and Prepayment of Other Debt. Neither the Company nor any Consolidated Subsidiary or Affiliate of the Company, directly or indirectly,

(a) may prepay, redeem, purchase, or acquire any series of Outstanding Public Debt prior to the stated maturity of such series except, so long as no Default or Event of Default shall exist, the Company may repurchase Outstanding Public Debt of those series that are due and payable in the years 2011 and 2012 prior to such series stated maturity at any price (not exceeding the par value thereof), provided that (i) the aggregate purchase price paid in connection with all such repurchases does not exceed $200,000,000 during the term of this Agreement and (ii) after giving effect to any such repurchase the Company has cash and cash equivalents together with amounts, if any, which it has the right to borrow, on demand and without condition, under the credit facility provided for in the Bank Credit Agreement in an aggregate amount equal to the greater of (x) 100% of the amount necessary to repay, pay or fund the sum of (A) all outstanding Secured Debt (inclusive of LC Exposure (as defined under the Bank Credit Agreement)) and Outstanding Public Debt scheduled to mature plus (B) all other funding commitments of the Company with respect to Portfolio Company investments to the extent projected by the Company to become due and payable (and not subsequently repaid), in each case, in the six (6) months following any such repurchase and (y) 50% of the amount necessary to repay, pay or fund the sum of (A) all outstanding Secured Debt (inclusive of LC Exposure (as defined under the Bank Credit Agreement)) and Outstanding Public Debt scheduled to mature plus (B) all other funding commitments of the Company with respect to Portfolio Company investments to the extent projected by the Company to become due and payable (and not subsequently repaid), in each case, in the twelve (12) months following any such repurchase. In determining whether a funding commitment is projected to become due and payable such determination shall be made in good faith by a Senior Financial Officer based on existing contracts and the current and past practices of the Company and the applicable Portfolio Company. Any instrument evidencing Outstanding Public Debt that has been paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no instrument evidencing Outstanding Public Debt shall be issued in lieu of any prepaid principal amount of any Outstanding Public Debt; and

(b) may prepay, redeem, purchase, defease, satisfy, or acquire prior to the stated maturity thereof, in any manner, any Debt (other than the Senior Notes and Outstanding Public Debt as provided in Section 12.3(a)), whether subordinated or not, or make any offer or tender to do any of the foregoing except: the Company may voluntarily (i) prepay the entire Debt outstanding under the Bank Credit Agreement pursuant to a refinancing, provided the agreement evidencing such refinancing is in accordance with the terms of this Agreement, (ii) cash collateralize letters of credit under and pursuant to Section 2.2(g) of the Bank Credit Agreement (as in effect on the date hereof), (iii) prepay amounts owing to an Affected Lender (as defined in the Bank Credit Agreement as in effect as of the date hereof) pursuant to Section 4.7 of the Bank Credit Agreement (as in effect on the date hereof) and (iv) prepay, redeem, purchase or acquire Debt under the Bank Credit Agreement (in whole or in part) prior to the scheduled maturity thereof (each such transaction being herein referred to as a “Bank Debt Prepayment”); provided, however, that if a Default or Event of Default then exists or arises after giving effect to such Bank Debt Prepayment, concurrently with the payment made in connection with any Bank Debt Prepayment to any lender under the Bank Credit Agreement, the Company shall prepay, in accordance with Section 10.4, the Senior Notes by an amount equal to the proportion that the aggregate principal amount of Senior Notes then outstanding plus Make-Whole Amount, if any, bears to the sum of the aggregate Debt under the Bank Credit Agreement (inclusive of LC Exposure (as defined in the Bank Credit Agreement), except to the extent of any cash collateralization of such LC Exposure) plus the aggregate principal amount of the Senior Notes then outstanding plus Make-Whole Amount, if any, immediately prior to giving effect to such Bank Debt Prepayment. For the avoidance of doubt, nothing in this Section 12.3(b) shall prohibit (A) mandatory prepayments of Debt under the Bank Credit Agreement (in whole or in part) from a portion of the Net Proceeds of Dispositions made in accordance with the terms of the Intercreditor Agreement, so long as the portion of such Net Proceeds from any such Disposition required to be paid to the Noteholders pursuant to the terms of the Intercreditor Agreement are concurrently paid to the Noteholders in accordance with Section 12.2, (B) mandatory prepayments of Debt under the Bank Credit Agreement (in whole or in part) as a result of the Company’s incurrence of unsecured Debt, so long as the Company prepays the Senior Notes in accordance with Section 13(b)(ii) and (C) other mandatory prepayments of Debt under the Bank Credit Agreement (in whole or in part). If any note has been issued to a lender under the Bank Credit Agreement and such note has been purchased, repurchased, redeemed, prepaid, or acquired by the Company in full, then such note shall be surrendered to the Company and cancelled and shall not be reissued, and no instrument or agreement evidencing or creating Debt under the Bank Credit Agreement shall be issued or entered into in lieu of any prepaid principal amount of the Debt under the Bank Credit Agreement.

12.4. Nature of Business. Neither the Company nor any Consolidated Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Consolidated Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Consolidated Subsidiaries on the date of this Agreement as described in the Company’s most recently filed Form 10-K.

12.5. Termination of Pension Plans. The Company will not, and will not permit any Consolidated Subsidiary to, withdraw from any Multiemployer Plan to which it may hereafter contribute or permit any employee benefit plan hereafter maintained by it to be terminated if such withdrawal or termination could result in Material withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Material Lien on any property of the Company or any Consolidated Subsidiary pursuant to section 4068 of ERISA.

12.6. Swap Contracts. The Company will not, and will not permit any Consolidated Subsidiary to, enter into any Swap Contract except in the ordinary course of business pursuant to transactions that are entered into for bona fide purposes of managing the Company’s interest rate and currency risk and not for speculation.

12.7. Restricted Payments. The Company will not, nor will it permit any Consolidated Subsidiary to, except as hereinafter provided:

(a) declare or pay any dividends, either in cash or property, on any of its Equity Interests of any class to a Person other than the Company or a Consolidated Subsidiary (except (i) dividends in the minimum amount as the Company reasonably estimates to be required to maintain its status as a RIC; provided, that during the continuance of any Event of Default no more than 10% of such dividends may be paid in cash and (ii) dividends paid by Allied Capital REIT, Inc. to its preferred stockholders (other than the Company) in an aggregate amount not to exceed $10,000 annually);

(b) directly or indirectly, or through any Consolidated Subsidiary, purchase, redeem or retire any of its Equity Interests (other than De Minimis Employee Buybacks) held by any Person other than the Company or a Consolidated Subsidiary; or

(c) make any other payment or distribution, either directly or indirectly or through any Consolidated Subsidiary, in respect of its Equity Interests held by any Person other than the Company or a Consolidated Subsidiary;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called “Restricted Payments”).

The Company will not, nor will it permit any Consolidated Subsidiary to, declare any dividend which constitutes a Restricted Payment payable more than 80 days after the date of declaration thereof; provided that dividends payable in the fourth quarter and any year-end extra dividend which constitute a Restricted Payment may be payable up to 120 days after the date of declaration thereof.

For the purposes of this Section 12.7, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the board of directors of the Company) of such property at the time of the making of the Restricted Payment in question.

12.8. Limitation on Liens. The Company will not, and will not permit any Consolidated Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except the following (such Liens, collectively, “Permitted Liens”):

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 11.3;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been obtained;

(c) Liens that are normal, customary and/or incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with the making of loans to customers, worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens, banker’s liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (i) the borrowing of money or (ii) obligations pursuant to ERISA, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Consolidated Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Consolidated Subsidiaries;

(e) Liens securing Indebtedness of a Consolidated Subsidiary to the Company or to another Wholly-Owned Consolidated Subsidiary;

(f) Liens securing Capitalized Leases permitted under Section 13(b)(i)(B);

(g) Liens set forth on Schedule 12.8; and

(h) Liens created under, or expressly permitted by, the Collateral Documents, including the Liens securing the Senior Notes, the other Senior Secured Obligations and Indebtedness arising out of Swap Contracts permitted under Section 12.6 in an amount not to exceed in the aggregate $10,000,000, so long as the Senior Notes shall at all times be equally and ratably secured thereby and the Intercreditor Agreement shall be in full force and effect.

12.9. Bank Credit Agreement.

(a) Commitments. So long as any Senior Notes remain outstanding, the Company may not have a credit facility providing loans and letters of credit other than as provided pursuant to the Bank Credit Agreement, and in any event, such credit facility shall not provide loans and letters of credit in an aggregate amount exceeding $250,000,000. In no event shall such credit facility have (i) a maturity date with respect to any borrowings incurred thereunder after the date hereof that is earlier than April 2, 2012 and (ii) financial covenants (including related definitions) thereunder more restrictive on the Company and its Consolidated Subsidiaries than those contained in this Agreement.

(b) Amendments to the Bank Credit Agreement. So long as any Senior Notes remain outstanding, the Company shall not, without the written consent of the Required Holders, enter into any amendments of, or modifications or supplements to, the Bank Credit Agreement, or any related agreements, or enter into any other agreements with any of the parties to the Bank Credit Agreement with respect to the Bank Credit Agreement, that would have the direct or indirect effect of any of the following: shortening the scheduled date of maturity of any loan or note or shortening the availability of any loan or facility for the extension of credit, increasing the maximum principal amount of any loan or note or adding to such amounts, shortening the time for, or increasing the amount of, any required payment or prepayment of principal, interest or other amounts (including, without limitation, in connection with any Disposition of assets of the Company or any Consolidated Subsidiary), increasing the interest rate or effective interest rate on any Debt (whether by changing a contractual or default rate, changing a reference or base rate (other than normal fluctuations in such rate as may be contemplated to reflect changes in the reference rates in the Bank Credit Agreement) or by increasing an interest rate spread above a reference rate), increasing the amount of or imposing additional material fees or costs, or adding material covenants or other restrictions or making more onerous existing covenants.

12.10. Section 18(a)(1)(A) of the Investment Company Act. The Company hereby agrees that for the period of time during which Senior Notes are outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act, whether or not it is subject to those sections or any successor provisions thereto of the Investment Company Act.

12.11. Terrorism Sanctions Regulations. The Company will not and will not permit any Consolidated Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

13.	FINANCIAL COVENANTS.

(a) Interest Charges Coverage Ratio. The Company shall maintain the ratio of Adjusted EBIT to Adjusted Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, at not less than (i) 1.05 to 1.0 for the fiscal quarter ending September 30, 2009, (ii) 0.95 to 1.0 for the fiscal quarter ending December 31, 2009, (iii) 0.80 to 1.0 for the fiscal quarter ending March 31, 2010, (iv) 0.75 to 1.0 for the fiscal quarters ending June 30, 2010 and September 30, 2010, (v) 0.80 to 1.0 for the fiscal quarter ending December 31, 2010 and for each fiscal quarter thereafter to and including the fiscal quarter ending September 30, 2011, and (vi) 0.95 to 1.0 for the fiscal quarter ending December 31, 2011 and each fiscal quarter thereafter.

(b) Priority Debt; Limitation on Debt.

(i) The Company shall not at any time permit any Priority Debt to be outstanding other than (A) Senior Secured Obligations, (B) Capitalized Leases for equipment used in the ordinary course of business of the Company and its Consolidated Subsidiaries in an aggregate principal amount not in excess of $5,000,000, (C) Swap Contracts entered into in the ordinary course of business of the Company and its Consolidated Subsidiaries as permitted by Section 12.6 and Section 12.8, and (D) unsecured Debt of a Consolidated Subsidiary owing to the Company or another Consolidated Subsidiary that is a Subsidiary Grantor, so long as such Debt is evidenced by a promissory note which is pledged to the Collateral Agent in accordance with and pursuant to the Collateral Documents. Notwithstanding the foregoing, in no event shall any Pledge LLC have outstanding Debt other than (x) Guaranties executed by such Pledge LLC in favor of the Collateral Agent for the benefit of the Secured Parties and (y) unsecured Debt owing to the Company; it being understood that any such Debt and/or evidence of such Debt shall only be held by the Company and pledged to the Collateral Agent and may not be transferred, assigned, sold or otherwise conveyed to any other party.

(ii) The Company shall not after the date hereof incur any unsecured Debt unless (A) such unsecured Debt has a stated maturity beyond March 31, 2012 and (B) all of the proceeds (net of reasonable and customary underwriting discounts and commissions and reasonable out-of-pocket expenses incurred in connection therewith) of the issuance of such unsecured Debt are used to (1)(y) ratably prepay the Senior Notes in accordance with Section 10.4 and (z) to the extent required by the Bank Credit Agreement, prepay the obligations under the Bank Credit Agreement in accordance with Sections 2.6(c)(ii) and 9.9(a) of the Bank Credit Agreement as in effect on the date hereof or (2) refinance Outstanding Public Debt at the maturity of such Outstanding Public Debt.

(c) Asset Coverage Ratio. The Company will not have (i) on the last day of each fiscal quarter ending September 30, 2009, December 31, 2009 and March 31, 2010, an Asset Coverage Ratio of less than 1.35 to 1.0 , (ii) on the last day of each fiscal quarter ending June 30, 2010, September 30, 2010, December 31, 2010, and March 31, 2011, an Asset Coverage Ratio of less than 1.40 to 1.0 and (iii) on the last day of the fiscal quarter ending June 30, 2011 and each fiscal quarter ending thereafter, an Asset Coverage Ratio of less than 1.55 to 1.0. For the avoidance of doubt, the Company shall not incur any indebtedness evidenced by Senior Securities if at the time of such incurrence the Asset Coverage Ratio is less than 2.0 to 1.0.

(d) Ratio of Consolidated Total Adjusted Assets to Secured Debt. The Company shall have (i) on the last day of each quarterly fiscal period as noted in the table below and (ii) at the time of incurrence of any Secured Debt during any fiscal quarter, a ratio of Consolidated Total Adjusted Assets (measured, in the case of clause (ii), on a pro forma basis using asset values as of the then most recent fiscal quarter end noted in the table below for which financial statements have been delivered pursuant to Section 11.7) to Secured Debt of not less than the ratio set forth below for such quarter:

Fiscal Quarter End Dates	Ratio
September 30, 2009, December 31, 2009, and March 31, 2010	1.75 to 1.00

June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	2.00 to 1.00

June 30, 2011 and each fiscal quarter end thereafter	2.25 to 1.00

(e) Additional Financial Covenants. If the Company shall at any time enter into one or more agreements (including any amendment of an existing agreement) pursuant to which Senior Funded Debt in an aggregate principal amount greater than $30,000,000 shall be outstanding and such agreement contains one or more financial covenants which in the reasonable opinion of the Required Holders are more restrictive on the Company and its Consolidated Subsidiaries than the financial covenants contained in this Agreement or are not otherwise provided for in this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into Section 13 of this Agreement by reference and Section 14.1(c) shall be deemed to be amended to include such Additional Financial Covenants from the time such other agreement becomes binding upon the Company until such time as such other Senior Funded Debt is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such covenants shall continue in full force and effect so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Required Holders shall have consented thereto pursuant to Section 17.1 hereof. Promptly but in no event more than 10 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Company shall furnish each holder of the Senior Notes with a copy of such agreement. Upon written request of the Required Holders, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

14.	EVENTS OF DEFAULT AND REMEDIES.

14.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” as such term is used herein:

(a) Default shall occur in the payment to the Collateral Agent or to any Noteholder (as the case may be) of interest on any Senior Note when the same shall have become due and such default shall continue for more than five Business Days; or

(b) Default shall occur in the making of any payment to the Collateral Agent or to any Noteholder (as the case may be) of the principal of any Senior Note or Make-Whole Amount, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

(c) Default shall occur in the observance or performance of any covenant or agreement contained in Section 12.2, Section 12.3, Section 12.6 through Section 12.8, Section 13 or Section 14.2 and such default shall continue for more than five Business Days; or

(d) Default shall occur in the observance or performance of any other provision of this Agreement or the other Financing Documents which is not remedied, in the case of the applicable Financing Document, within the grace period specified for such default in the applicable Financing Document or, if no grace period is specified, and in the case of this Agreement, 30 days after the earlier of (i) the day on which a Senior Financial Officer first obtains actual personal knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the Collateral Agent or the Holder of any Senior Note; or

(e) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Consolidated Debt (other than the Senior Notes) of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $25,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(f) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which Consolidated Debt (other than the Senior Notes) of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $25,000,000 may be issued and the holder of such Consolidated Debt shall be lawfully or contractually entitled to accelerate the maturity of such Consolidated Debt or the Company or a Consolidated Subsidiary has become obligated to purchase such Consolidated Debt or one or more Persons have the right to require the Company or any Consolidated Subsidiary to purchase such Consolidated Debt; or

(g) Any representation or warranty made by the Company in this Agreement or any other Financing Document, or made by the Company in any certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Senior Notes or furnished by the Company pursuant to any Financing Document, is untrue in any material respect as of the date of the making thereof; or

(h) Final judgment or final judgments for the payment of money aggregating in excess of $25,000,000 is or are outstanding against the Company or any Material Subsidiary or against any property or assets of the Company or any Material Subsidiary and any such final judgment or final judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

(i) A custodian, liquidator, receiver or similar official is appointed for the Company or any Material Subsidiary or for the major part of its property and is not discharged within 60 days after such appointment; or

(j) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of its property; or

(k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or such Material Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

(l) Any material provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Senior Notes, ceases to be in full force and effect, and such material provision is not restored or otherwise remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such occurrence and (ii) the Company receiving written notice of such occurrence from any holder of a Senior Note; or the Company or any Consolidated Subsidiary contests in any manner the validity or enforceability of any provision of any Financing Document; or the Company or any Consolidated Subsidiary denies that it has any or further liability or obligation under any provision of any Financing Document to which it is a party, or purports to revoke, terminate or rescind any provision of any Financing Document; or

(m) Any Lien granted and perfected on Collateral under any Collateral Document executed and/or delivered pursuant to Section 5.6 or Section 11.6 shall for any reason (other than pursuant to the terms thereof or as a result of any action or inaction by any Secured Party) cease to constitute a valid and perfected Lien with the same order of priority as in effect on the first date such Lien shall have been perfected in such Collateral (other than non-material items) and (i) to the extent reasonably capable of being cured by the Company, such Lien is not restored or otherwise remedied within 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such occurrence and (B) the Company receiving written notice of such occurrence from any holder of a Senior Note or the Collateral Agent and (ii) the ratio of Consolidated Total Adjusted Assets (excluding the assets with respect to which such Lien is no longer so valid or perfected) to Secured Debt shall be less than the ratio required for the immediately preceding fiscal quarter as set forth in Section 13(d).

14.2. Notice to Holders. When any Event of Default described in the foregoing Section 14.1 has occurred, or if the Holder of any Senior Note or any holder of any other evidence of Applicable Debt of the Company gives any notice or takes any other action of which the Company is aware with respect to a claimed default, the Company agrees to give notice within three Business Days after such event to all Holders of the Senior Notes then outstanding.

14.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of Section 14.1 has happened and is continuing, any Holder of any Senior Note may declare the entire principal and all interest accrued on such Holder’s Senior Notes to be, and such Senior Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby waived. When any Event of Default described in paragraphs (a) through (i), inclusive, (l) or (m) of Section 14.1 has happened and is continuing, the Required Holders may, by notice to the Company, declare the entire principal and all interest accrued on all Senior Notes to be, and all Senior Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of Section 14.1 has occurred, then all outstanding Senior Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Senior Notes becoming due and payable under this Section 14.3, whether automatically or by declaration, such Senior Notes will forthwith mature and the entire unpaid principal amount of such Senior Notes, plus (i) all accrued and unpaid interest thereon and (ii) in the case of the MWA Senior Notes, the Make-Whole Amount, if any, determined in respect of such principal amount of such MWA Senior Notes (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a MWA Senior Note has the right to maintain its investment in the MWA Senior Notes free from prepayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the MWA Senior Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

14.4. Rescission of Acceleration. The provisions of Section 14.3 are subject to the condition that if the principal of, and accrued interest on, all or any outstanding Senior Notes have been declared immediately due and payable by the Required Holders by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, (l) or (m) of Section 14.1, the holders of 66 2/3% in aggregate principal amount of the Senior Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a) no judgment or decree has been entered for the payment of any monies due pursuant to the Senior Notes or this Agreement;

(b) all arrears of interest upon all the Senior Notes and all other sums payable under the Senior Notes and under this Agreement (except any principal, interest or Make-Whole Amount, if any, on the Senior Notes) which has become due and payable solely by reason of such declaration under Section 14.3) shall have been duly paid; and

(c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 17.1;

and provided further, that no such rescission and annulment under this Section 14.4 shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

14.5. Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Senior Notes have become or have been declared immediately due and payable under Section 14.3, the holder of any Senior Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Senior Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, subject, however, to the terms and provisions of the Intercreditor Agreement.

14.6. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Senior Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Senior Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 18.1, the Company will pay to the holder of each Senior Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 14, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

15.	REGISTRATION; EXCHANGE; SUBSTITUTION OF SENIOR NOTES.

15.1. Registration of Senior Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Senior Notes. The name and address of each holder of one or more Senior Notes, each transfer thereof and the name and address of each transferee of one or more Senior Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Senior Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Senior Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Senior Notes.

15.2. Transfer and Exchange of Senior Notes.

(a) At any time and from time to time, any Holder of any Senior Note may transfer such Senior Note to another Institutional Holder upon not less than 10 days notice to the Company and surrender of such Senior Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Senior Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Senior Note or part thereof and such evidence as reasonably required by the Company as to the transferee’s status as an Institutional Holder), in which case, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Senior Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Senior Note. Each such new Senior Note shall be payable to such Institutional Holder as such transferring holder may request and shall be substantially in the form of Exhibit 3.1(a)(i), 3.1(a)(ii), 3.1(b)(i), 3.1(b)(ii), 3.1(c)(i), 3.1(c)(ii) or 3.1(c)(iii), as applicable. Each such new Senior Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Senior Note or dated the date of the surrendered Senior Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Senior Notes. Senior Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Senior Notes of a Series, one Senior Note of such Series may be in a denomination of less than $1,000,000. Any transferee of a Senior Note, or purchaser of a participation therein, shall, (i) if it is not a signatory to the Intercreditor Agreement, execute a joinder to the Intercreditor Agreement in substantially the form of Exhibit A thereto, and (ii) by its acceptance of such Senior Note, be deemed to have made the same representations to the Company regarding the Senior Note or participation as the Existing Noteholders have made pursuant to Section 7 and clause (b) of this Section 15.2, provided that such entity can (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Senior Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

(b) Any transferee of a Senior Note, or purchaser of a participation therein, shall, by its acceptance of such Senior Note be deemed to have represented that such holder can (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation (which representation may be made in reliance on such information provided by the Company) to the effect that at least one of the following statements is an accurate representation as to each source of funds used by such holder to acquire such Senior Note (the “Source”):

(i) the Source was an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such transferee most recently filed with such transferee’s state of domicile; or

(ii) the Source was either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991), and no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iii) the Source constituted assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), and (A) no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed (1) 20% of the total client assets managed by such QPAM, or (2) 10% of the assets of such investment fund, (B) the Company is not “related” to the QPAM within the meaning of Part V(h) of the QPAM Exemption, (C) the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, and (D) neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 10% or more interest in the Company; or

(iv) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither of the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source was a governmental plan; or

(vi) the Source is an employee benefit plan and the use of its assets will not constitute a non-exempt prohibited transaction under Title I of ERISA or section 4975 of the Code; or

(vii) the Source did not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 15.2(b), the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

15.3. Replacement of Senior Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Senior Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it (provided that if the holder of such Senior Note is, or is a nominee for, an original Noteholder or another holder of a Senior Note with a minimum net worth of at least $150,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Senior Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Senior Note or dated the date of such lost, stolen, destroyed or mutilated Senior Note if no interest shall have been paid thereon.

16.	PAYMENTS ON SENIOR NOTES.

So long as any Existing Noteholder or such Existing Noteholder’s nominee shall be the holder of any Senior Note, and notwithstanding anything contained in this Agreement or the Senior Note to the contrary, the Company will pay all sums becoming due on such Senior Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose for such Existing Noteholder on Schedule A, or by such other reasonable method or at such other address as such Existing Noteholder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Senior Note (except pursuant to Section 3.2(b) or the making of any notation thereon, except that concurrently with or as promptly as practicable after payment or prepayment in full of any Senior Note, such Existing Noteholder shall surrender such Senior Note for cancellation to the Company at its principal executive office or at the place of payment most recently designated by the Company to the Existing Noteholders in writing. Prior to any sale or other disposition of any Senior Note held by any Existing Noteholder or such Existing Noteholder’s nominee, such Existing Noteholder will surrender such Senior Note to the Company in exchange for a new Senior Note or Senior Notes pursuant to Section 15.2. The Company will afford the benefits of this Section 16 to any Institutional Investor that is the direct or indirect transferee of any Senior Note held by any Existing Noteholder and that has made the same agreement relating to such Senior Note as such Existing Noteholder has made in this Section 16.

17.	AMENDMENTS, WAIVERS AND CONSENTS.

17.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company has obtained the consent in writing of the Required Holders; provided that (a) without the written consent of the Holders of all of the Senior Notes then outstanding affected thereby, no such amendment or waiver shall be effective which will change the time of payment of the principal of or the interest on any Senior Note, change the principal amount thereof, reduce the rate of interest thereon or change the method of computation of the Make-Whole Amount, and (b) without the written consent of the Holders of all of the Senior Notes then outstanding affected thereby, no such amendment or waiver shall be effective which will (i) change any of the provisions with respect to optional prepayments, or (ii) change the percentage of holders of the Senior Notes required to consent to any such amendment or waiver of any of the provisions of this Section 17 or Section 14.

17.2. Solicitation of Holders.

(a) Solicitation. So long as there are any Senior Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Senior Notes unless each Holder of Senior Notes (irrespective of the amount of Senior Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto.

(b) Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of Senior Notes as consideration for or as an inducement to entering into by any Holder of Senior Notes of any waiver or amendment of any of the terms and provisions of this Agreement, the Senior Notes or any other Financing Document unless such remuneration is concurrently paid on the same terms, ratably to each Holder of Senior Notes then outstanding even if such Holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Senior Note that has transferred or has agreed to transfer such Senior Note to the Company, any Consolidated Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Senior Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

17.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders of the Senior Notes and shall be binding upon them, upon each future Holder of any Senior Note and upon the Company, whether or not such Senior Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

17.4. Senior Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Senior Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Senior Notes, or have directed the taking of any action provided herein or in the Senior Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Senior Notes then outstanding, Senior Notes directly or indirectly owned by the Company, any Consolidated Subsidiary or any of its Affiliates shall be deemed not to be outstanding.

18.	MISCELLANEOUS.

18.1. Expenses, Stamp Tax Indemnity.

(a) Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of a single special counsel or local counsel (if reasonably required) for the Noteholders) actually incurred by each Noteholder in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement and the Senior Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (i) all reasonable and documented fees and out-of-pocket expenses of a single special counsel to the Noteholders, and any local counsel retained by such special counsel (if reasonably required), associated with the preparation, execution, delivery and administration of the Financing Documents and any amendments, modifications or waivers of the provisions hereof or thereof, including, without limitation, the consideration and analysis of any proposed amendments, modifications or waivers (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented fees and out-of-pocket expenses of a financial advisor to special counsel, in connection with the review, analysis and consideration of any amendment, modification or waiver proposal or in connection with the evaluation of the financial, business and other information required to be provided by or with respect to the Company, (iii) the out-of-pocket costs and expenses, including attorneys’ fees, incurred in enforcing or defending any rights under this Agreement, the Senior Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Senior Notes or any other Financing Document or by reason of being a holder of any Senior Note, and (iv) the out-of-pocket costs and expenses, including attorneys’ and financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Consolidated Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Financing Documents. The Company will pay, and will save each Noteholder and each other holder of a Senior Note harmless from, actual costs and expenses incurred in connection with all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Noteholder or holder of Senior Notes). The Company also agrees that it will pay and save each Noteholder harmless against any and all liability with respect to stamp and other taxes (other than income and franchise taxes of any Noteholder or the Collateral Agent), if any, which may be payable or which are reasonably determined to be payable in connection with the execution and delivery of this Agreement and the Senior Notes (other than as specified in the third to last sentence of Section 15.2(a)) whether or not any Senior Notes are then outstanding.

(b) The Company agrees to defend, indemnify and hold harmless each Noteholder and their respective affiliates and all of their respective directors, trustees, officers, attorneys, agents, employees, successors and assigns (each, an “Indemnified Person”) from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel to any thereof) which are actually incurred by any Indemnified Person, in each case arising in any manner out of or in connection with or by, reason of this Agreement, the other Financing Documents or any undertakings reasonably taken in connection therewith, or the proposed or actual application of the proceeds of the Senior Notes (all of the foregoing collectively, the “Indemnified Liabilities”) and will reimburse each Indemnified Person within 10 days of receipt of an invoice with reasonable supporting documentation setting forth the actual out-of-pocket expenses (including reasonable counsel fees incurred by such Indemnified Person) in connection with investigating, preparing or defending any such action, claim or suit, whether or not in connection with pending or threatened litigation irrespective of whether such Indemnified Person is designated a party thereto; provided that the Company shall not have any liability hereunder to any Indemnified Person with respect to Indemnified Liabilities which are determined by a final and nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person or from the failure of such Indemnified Person to perform its obligations hereunder. If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of any Indemnified Liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and the holders, but also the relative fault of the Company and the holders, as well as any other relevant equitable considerations. The foregoing indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution.

(c) Without limiting the foregoing, the Company agrees to pay all reasonable fees of the Collateral Agent in connection with the preparation, execution and delivery of the Intercreditor Agreement and the Collateral Documents and the transactions contemplated thereby, including but not limited to reasonable attorneys’ fees and to pay to the Collateral Agent from time to time all reasonable fees, and documented out-of-pocket expenses and other amounts as shall be required to be paid by the Company to the Collateral Agent in accordance with the terms of the Intercreditor Agreement and the Collateral Documents.

(d) The obligations of the Company under this Section 18.1 will survive the payment or transfer of any Senior Note, the enforcement, amendment or waiver of any provision of this Agreement, the Senior Notes or the other Financing Documents, and the termination of this Agreement and the other Financing Documents.

18.2. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the Holder of any Senior Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the Holder of any Senior Note are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

18.3. Notices.

(a) All communications provided for hereunder shall be in writing and shall (except as otherwise provided in clause (b) below) be, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication (with a confirming copy of any such facsimile communication sent via overnight courier service), in each case addressed to such Holder at its address appearing on Schedule A to this Agreement or such other address as such Holder may designate to the Company in writing, and if to the Company delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Penni F. Roll, Fax: 202-721-6192 or to such other address as the Company may in writing designate to the Holders, with a copy to Dickstein Shapiro LLP, 1825 Eye Street, N.W., Washington, D.C. 20006, Attention: Howard S. Jatlow, Fax: 202-420-2201; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in Schedule A to this Agreement or as such Holder may designate in writing to the Company and a notice to a Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in Schedule A to this Agreement or as such Holder may designate to the Company in writing.

(b) Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in Section 11.7, and to distribute this Agreement for execution by the parties hereto; provided that upon the request of a Holder, copies of all such information (other than information filed with the Securities and Exchange Commission) will also be furnished to such Holder in the manner set forth in Section 18.3(a).

18.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and each Holder of Senior Notes and their respective successors and assigns.

18.5. Survival of Covenants and Representations. All covenants and representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Senior Notes, and the exchange or transfer by any Noteholder of any Senior Note or portion thereof or interest therein, and may be relied upon by any subsequent holder of a Senior Note, regardless of any investigation made at any time by or on behalf of such Noteholder or any other holder of a Senior Note. All statements contained in any certificate delivered by or on behalf of the Company at Closing pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Senior Notes and the other Financing Documents embody the entire agreement and understanding between each Noteholder and the Company, with respect to the subject matter thereof, and supersede all prior agreements and understandings relating to the subject matter hereof, except to the extent set forth in Section 6.13 of the Intercreditor Agreement.

18.6. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

18.7. Governing Law. This Agreement and the Senior Notes issued hereunder in exchange for the Existing Notes or as contemplated by Section 3.2(b) and Section 15.2 shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice of law principles of the law of such State that would require or permit the application of the laws of a jurisdiction other than such State.

18.8. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

18.9. Confidential Information. For the purposes of this Section 18.9, “Confidential Information” means information delivered to any Noteholder by or on behalf of the Company or a Consolidated Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Noteholder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Noteholder or any Person acting on such Noteholder’s behalf, (c) otherwise becomes known to such Noteholder other than through disclosure by the Company or a Consolidated Subsidiary or (d) constitutes financial statements delivered to such Noteholder under Section 11.7 that are otherwise publicly available. Each Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Noteholder in good faith to protect confidential information of third parties delivered to such Noteholder, provided that such Noteholder may deliver or disclose Confidential Information to (i) its affiliates and to its and their directors, trustees, officers, employees, agents and attorneys (to the extent such disclosure reasonably relates to the administration of the investment represented by its Senior Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18.9, (iii) any other holder of any Senior Note, (iv) any Institutional Holder to which it sells or offers to sell such Senior Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18.9), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18.9), (vi) any federal or state regulatory authority having jurisdiction over such Noteholder, (vii) the National Association of Insurance Commissioners or the Securities Valuation Office of the National Association of Insurance Commissioners or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Noteholder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Noteholder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Noteholder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement, such Noteholder’s Senior Notes or any other Financing Document. Each Noteholder, by its acceptance of a Senior Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 18.9 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Noteholder of information required to be delivered to such Noteholder under this Agreement or requested by such Noteholder (other than a Noteholder that is a party to this Agreement or its nominee), such Noteholder will enter into an agreement with the Company embodying the provisions of this Section 18.9.

18.10. Accounting Terms. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement. If the Company or any Holder determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the Holders (in the case of a notice sent by the Company) and to the Company and the other Holders (in the case of a notice sent by a Holder) not later than 30 days after the Company’s delivery of any financial statements pursuant to Section 11.7(a) or 11.7(b) reflecting such change in GAAP, request renegotiation of the financial covenants affected by such change. If the Company and the Required Holders have not agreed on revised covenants within 30 days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date immediately prior to the date on which the change that gave rise to the renegotiation occurred; provided, that, the Company shall provide to the Holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenants made before and after giving effect to such change in GAAP. For purposes of determining compliance with the financial covenants contained in Section 13 of this Agreement (or incorporated herein by reference pursuant to Section 13(e) hereof), any election by the Company to measure an item of Debt or Indebtedness using fair value (as permitted by Financial Accounting Standards Board 159 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the outstanding amount of such Indebtedness or Debt.

18.11. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

18.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile or electronic transmission of the signature page of any party on any counterpart shall be effective as the signature page of the party executing such counterpart and shall be deemed to constitute an original signature of such party to this Agreement and shall be admissible into evidence for all purposes.

18.13. Waiver.

(a) The Company acknowledges that Defaults or Events of Default exist under the Existing Note Agreements and/or the documents, instruments and agreements executed, issued and/or delivered in connection therewith, including, without limitation, under (i) Sections 6.1(d) and 6.1(e) of each of the Existing Note Agreements due to the event of default under the Bank Credit Agreement (relating to the failure to deliver collateral to secure the Bank Obligations) and the Company’s breach of the covenant set forth in Section 5.9 of each of the Existing Note Agreements requiring the Company to complete documents to grant a first priority security interest on substantially all of the Company’s assets by the Collateral Effective Date (as defined in the Existing Note Agreements) (the “Collateral Event of Default”), (ii) Section 6.1(e) of each of the Existing Note Agreements due to the Company’s failure to comply with the Asset Coverage Ratio covenant as set forth in Section 5.7(e) of the Existing 2008 Note Agreement and Section 5.8(c) of each of the Existing 2003 Note Agreement, Existing 2004 Note Agreement and Existing 2005 Note Agreement (the “Asset Coverage Ratio Event of Default”), (iii) Section 6.1(e) of each of the Existing Note Agreements due to the Company’s failure to comply with the Capital Maintenance covenant as set forth in Section 5.7(a) of the Existing 2008 Note Agreement and Section 5.6 of each of the Existing 2003 Note Agreement, Existing 2004 Note Agreement and Existing 2005 Note Agreement (the “Capital Maintenance Event of Default”), (iv) Section 6.1(e) of each of the Existing Note Agreements due to the Company’s failure to comply with the Ratio of Consolidated Debt to Consolidated Shareholders’ Equity covenant as set forth in Section 5.7(c) of the Existing 2008 Note Agreement and each of the Existing 2003 Note Agreement, Existing 2004 Note Agreement and Existing 2005 Note Agreement (the “Debt to Equity Ratio Event of Default”), (v) Section 6.1(d) of each of the Existing Note Agreements due to the Company’s failure to comply with Section 9.11 of the existing bank credit agreement as a result of the Company’s voluntarily prepayments of the Existing Notes during the continuance of an event of default under the existing bank credit agreement (the “Existing Notes Prepayment Cross-Default”), (vi) Section 6.1(f) of each of the Existing Note Agreements due to the Company’s failure to cause the Senior Notes to be rated by each Nationally Recognized Rating Agency that rates the Company’s Debt as required by Section 5.15 of the Existing 2008 Note Agreement and Section 5.13 of each of the Existing 2003 Note Agreement, Existing 2004 Note Agreement and Existing 2005 Note Agreement (the “Rating Event of Default”), and (vii) Section 6.1(f) of each of the Existing Note Agreements due to the Company’s breach of the covenant set forth in Section 5.12(b) of each of the Existing Note Agreements by repurchasing Outstanding Public Debt (as defined in the Existing Note Agreements) in the fiscal quarters ended March 31, 2009 and June 30, 2009, each such repurchase being prior to the stated maturity of such Outstanding Public Debt (each such repurchase an “Outstanding Public Debt Repurchase Event of Default”; and collectively, the “Outstanding Public Debt Repurchase Events of Default”; and together with the Collateral Event of Default, the Asset Coverage Ratio Event of Default, the Capital Maintenance Event of Default, the Debt to Equity Ratio Event of Default, the Existing Notes Prepayment Cross-Default, the Rating Event of Default, all other Defaults or Events of Default that arise from or relate to the aforementioned Events of Default (including, without limitation, any non-compliance with notice and/or cross-default provisions relating thereto) and all other Defaults or Events of Default that are not within the Company’s Knowledge (other than those Defaults or Events of Default resulting from fraud and/or intentional misconduct) and have occurred under the Existing Note Agreements and/or the documents, instruments and agreements executed, issued and/or delivered in connection therewith, in either case, prior to Closing, collectively, the “Applicable Events of Default”).

(b) Subject to the other terms and conditions of this Agreement, the Existing Noteholders hereby waive the Applicable Events of Default. This waiver is limited solely to the Applicable Events of Default, and nothing contained in this Agreement shall (i) modify the Grantors’ obligations to comply fully with all duties, terms, conditions or covenants contained in this Agreement and the other Financing Documents and (ii) be deemed to constitute a waiver of any other rights or remedies any Existing Noteholder may have under this Agreement or any other Financing Documents or under applicable law with respect to any matters. This is a one-time waiver, and the Existing Noteholders shall have no obligation to amend, modify or waive any provision of any of the Existing Note Agreements (other than as set forth in this Agreement) or any other Financing Document. The provisions and agreements set forth in this Section 18.13 shall not establish a custom or course of dealing or conduct between any Existing Noteholder and the Company.

(c) For the avoidance of doubt, the Defaults and/or Events of Default described in this Section shall not include any subsequent Default or Event of Default that may arise under this Agreement.

18.14. Release.

For and in consideration of the agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Company, on behalf of each of the Grantors and its Consolidated Subsidiaries, and to the extent that it is lawfully able to do so, on behalf of each of its and their predecessors, successors, assigns, subsidiaries, affiliates and agents and all of their respective past, present and future officers, directors, trustees, shareholders, employees, contractors and attorneys, and the predecessors, heirs, successors, and assigns of each of them (collectively referred to in this Section 18.14 of as the “Releasors”) agrees that each of the Releasors does hereby jointly and severally fully RELEASE, REMISE, ACQUIT, IRREVOCABLY WAIVE and FOREVER DISCHARGE (collectively, “Release”) (i) each of the Existing Noteholders, together with (ii) their respective predecessors, successors, assigns, subsidiaries, affiliates and agents and all of their respective past, present and future officers, directors, trustees, shareholders, employees, contractors, attorneys, financial advisors and other professionals, and the predecessors, heirs, successors and assigns of each of them (each of the foregoing, a “Related Party” and, together with the Existing Noteholders, the “Released Parties”, and any one of the Released Parties, a “Released Party”), from and with respect to any and all Claims (as defined below).

As used in this Section 18.14, the term “Claims” shall mean and include any and all, and all manner of, action and actions, cause and causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses to payment, agreements, promises, notes, bonds, bills, covenants, losses, damages, judgments, executions and demands of whatever nature, known or unknown, whether in contract, in tort or otherwise, at law or in equity, for money damages or dues, recovery of property, or specific performance, or any other redress or recompense which have accrued, may have been had, or may be now possessed by or on behalf of any one or more of the Releasors against any one or more of the Released Parties for, upon, by reason of, on account of, or arising from or out of, or by virtue of, any transaction, event or occurrence, duty or obligation, indemnification, agreement, promise, warranty, covenant or representation, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of federal or state securities laws or the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, usury, conspiracy, wrongful acceleration of any indebtedness, wrongful foreclosure or attempt to foreclose on any collateral relating to any indebtedness, action or inaction, relationship or activity, service rendered, matter, cause or thing, whatsoever, express or implied, transpiring, entered into, created or existing from the beginning of time to the date of the execution of this Agreement, and shall include, but not be limited to, any and all Claims in connection with, as a result of, by reason of, or in any way related to or arising from, in each case prior to the date of this Agreement, the existence of any relationships or communications by and between the Releasors and the Released Parties with respect to the Existing Note Agreements and all agreements, documents and instruments related thereto executed or dated on or as of a date prior to the date hereof. For the avoidance of doubt, notwithstanding anything in this Section 18.14, no Release is made herein (x) of any Claim with respect to any Released Party other than solely in such Released Party’s capacity as an Existing Noteholder or as a Related Party to such Existing Noteholder or (y) of any action and actions, cause and causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses to payment, agreements, promises, notes, bonds, bills, covenants, losses, damages, judgments, executions and demands of whatever nature arising on or after the date of this Agreement.

The Company, on behalf of each of the Grantors, hereby represents and warrants to the Released Parties that:

(a) such Grantor has the full right, power, and authority to execute and deliver the release set forth in Section 18.14 of this Agreement (or, in the case of Grantors other than the Company, any other Financing Document, acknowledging and agreeing to the release set forth in Section 18.14 of this Agreement) without the necessity of obtaining the consent of any other party;

(b) such Grantor has received independent legal advice from attorneys of its choice with respect to the advisability of granting the release provided herein, and with respect to the advisability of executing this Agreement (or, in the case of Grantors other than the Company, the other Financing Documents to which the Grantors are party) containing (or, in the case of any other Financing Document, acknowledging and agreeing to) this Section 18.14;

(c) such Grantor has not relied upon any statements, representations or promises of any of the Released Parties in executing this Agreement (or, in the case of Grantors other than the Company, the other Financing Documents to which the Grantors are party) containing (or, in the case of any other Financing Document, acknowledging and agreeing to) this Section 18.14, or in granting the release provided herein;

(d) such Grantor has not entered into any other agreements or understandings relating to the Claims;

(e) the terms of this Section 18.14 are contractual, not a mere recital, and are the result of negotiation among all the parties; and

(f) this Section 18.14 has been carefully read by, and the contents hereof are known and understood by, and it is signed freely by, such Grantor.

The Company, on behalf of each of the Grantors, covenants and agrees that it and no other Grantor shall bring any claim, action, suit or proceeding regarding or related in any manner to the matters released hereby, and the Company further covenants and agrees that this Section 18.14 is a bar to any such claim, action, suit or proceeding.

All prior discussions and negotiations regarding the Claims have been and are merged and integrated into, and are superseded by, this Section 18.14. The Company, on behalf of each of the Grantors, acknowledges that no representation or warranty of any kind or character has been made to such Grantor by any one or more of the Released Parties or any agent, representative or attorney of the Released Parties to induce the execution of this Agreement containing this Section 18.14. The Company, on behalf of each of the Grantors, understands, agrees and expressly assumes the risk of any fact not recited, contained or embodied in this Section 18.14 which may hereafter turn out to be other than, different from, or contrary to, the facts now known to such Grantor or believed by such Grantor to be true, and further agree that this Section 18.14 shall not be subject to termination, modification, or rescission, by reason of any such difference in facts.

Very truly yours,

Allied Capital Corporation

By—/s/ Penni F. Roll

Name: Penni F. Roll Title: Chief Financial Officer

The foregoing is hereby agreed to as of the date thereof.

WESTERN NATIONAL LIFE INSURANCE COMPANY
(FORMERLY AIG ANNUITY INSURANCE COMPANY)
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
By:	AIG Global Investment Corp., investment adviser
By: /s/ Gerald F. Herman

Name: Gerald F. Herman Title: Vice President

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY OF CONNECTICUT
(formerly known as The Travelers Insurance Company and The Travelers
Life and Annuity Company)
By:	Metropolitan Life Insurance Company, its Investment Manager
By: /s/ Frank O. Monfalcone

	Name: Title:	Frank O. Monfalcone Director

(executed by Metropolitan Life Insurance

Company (i) as to itself (ii) as investment manager

to MetLife Insurance Company of Connecticut)

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By: /s/ Richard A. Strait

Name: Title:	Richard A. Strait Its Authorized Representative

ING USA ANNUITY AND LIFE INSURANCE COMPANY
ING LIFE INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
By:	ING Investment Management LLC, as Agent
By: _/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF

AMERICA

By: /s/ Roi G. Chandy

Name: Title:	Roi G. Chandy Director

TIAA-CREF LIFE INSURANCE COMPANY
By:	Teachers Insurance and Annuity Association of America, as Investment
Manager
By: __/s/ Roi G. Chandy
Name: Roi G. Chandy
Title: Director
AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS (JAPAN BRANCH)

By: /s/ Jerry Jeffery

Name: Title:	Jerry Jeffery Sr. Vice President, CIO

SUN LIFE ASSURANCE COMPANY OF CANADA, acting through its U.S. Branch

By: /s/ Deborah J. Foss

Name: Title:	Deborah J. Foss Managing Director, Head of Private Debt Private Fixed Income

By: __/s/ Ann C. King
Name: Ann C. King
Title: Assistant Vice President and Senior Counsel
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By: /s/ Deborah J. Foss

Name: Title:	Deborah J. Foss Managing Director, Head of Private Debt Private Fixed Income

By: __/s/ Ann C. King
Name: Ann C. King
Title: Assistant Vice President and Senior Counsel
SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By: /s/ Deborah J. Foss

Name: Title:	Deborah J. Foss Authorized Signer

By: __/s/ Ann C. King
Name: Ann C. King
Title: Authorized Signer

SUN LIFE HONG KONG LIMITED
By:	Sun Capital Advisers LLC, its Investment Advisor
By: __/s/ Deborah J. Foss
Name: Deborah J. Foss
Title: Managing Director, Head of Private Debt
Private Fixed Income

By: _/s/ Ann C. King
Name: Ann C. King
Title: Authorized Signer
SUN LIFE ASSURANCE COMPANY OF CANADA

By: /s/ Paul Sinclair

Name: Title:	Paul Sinclair Managing Director Head of Private Fixed Income

By: __/s/ Kevin Phelan
Name: Kevin Phelan
Title: Managing Director
Private Fixed Income
JOHN HANCOCK LIFE INSURANCE COMPANY

By: /s/ Wilma Davis

Name: Title:	Wilma Davis Senior Managing Director

JOHN HANCOCK LIFE & HEALTH INSURANCE

COMPANY (f/k/a Investors Partner Life Insurance Company)

By: /s/ Wilma Davis

Name: Title:	Wilma Davis Authorized Signatory

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

(f/k/a The Manufacturers Life Insurance Company (U.S.A.))

By: /s/ Wilma Davis

Name: Title:	Wilma Davis Authorized Signatory

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By: /s/ Wilma Davis

Name: Title:	Wilma Davis Authorized Signatory

JPMORGAN CHASE BANK, not individually but solely in its capacity as Directed Trustee of the SBC Master Pension Trust

By: /s/ Amy L. Schneebergen

Name: Title:	Amy L. Schneebergen Vice President

SIGNATURE 7 L.P.
By:	Hancock Capital Investment Management, LLC, as Portfolio Advisor
By: __/s/ Wilma Davis
Name: Wilma Davis
Title: Senior Managing Director

SIGNATURE 6 LIMITED
By:	Hancock Capital Investment Management, LLC, as Portfolio Advisor
By: __/s/ Wilma Davis
Name: Wilma Davis
Title: Senior Managing Director
CAL NATIONAL BANK

By: /s/ Lisa Alexander

Name: Title:	Lisa Alexander SVP/Treasurer

PARK NATIONAL BANK (successor by merger to First Bank of Oak Park, Pullman Bank and Trust and Regency Savings Bank)

By: /s/ John Kratkoczki

Name: Title:	John Kratkoczki SVP / Controller

SAN DIEGO NATIONAL BANK

By: /s/ Eric Larson

Name: Title:	Eric Larson Senior Vice President/CFO

ALLSTATE LIFE INSURANCE COMPANY

By: /s/ Carrie A. Cazolas

Name: Title:	Carrie A. Cazolas Authorized Signatory

By: _/s/ Allen Dick
Name: Allen Dick
Title: Authorized Signatory
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Carrie A. Cazolas

Name: Title:	Carrie A. Cazolas Authorized Signatory

By: _/s/ Allen Dick
Name: Allen Dick
Title: Authorized Signatory

IVY HILL MIDDLE MARKET CREDIT FUND II, LTD.
By:	Ivy Hill Asset Management L.P., its Collateral Manager
By: _/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: Authorized Signatory

AMERICAN FIDELITY ASSURANCE COMPANY
BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.
COLORADO BANKERS LIFE INSURANCE COMPANY
FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN
FORT DEARBORN LIFE INSURANCE COMPANY
MINNESOTA LIFE INSURANCE COMPANY
AMERICAN REPUBLIC INSURANCE COMPANY
THE CATHOLIC AID ASSOCIATION
CATHOLIC KNIGHTS
CINCINNATI INSURANCE COMPANY
FIDELITY LIFE ASSOCIATION
GREAT WESTERN INSURANCE COMPANY
GUIDEONE MUTUAL INSURANCE COMPANY
THE LAFAYETTE LIFE INSURANCE COMPANY
SECURITY NATIONAL LIFE INSURANCE COMPANY
By:	Advantus Capital Management, Inc.
By: __/s/ James W. Tobin
Name: James W. Tobin
Title: Vice President
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

NATIONWIDE LIFE INSURANCE COMPANY

NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

NATIONWIDE MUTUAL INSURANCE COMPANY

NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT

By: /s/ Thomas A. Gleason

Name: Thomas A. Gleason

Authorized Signatory

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)
By: /s/ Deborah B. Wiacek

	Name: Title:	Deborah B. Wiacek Senior Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc. (authorized agent)
By: __/s/ Deborah B. Wiacek
Name: Deborah B. Wiacek
Title: Senior Managing Director
EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

JUDICIAL RETIREMENT FUND

PEIRAF – DEFERRED COMPENSATION PLAN

TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

By: /s/ M. Hunter Harrell

Name: Title:	M. Hunter Harrell Director of Fixed Income

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	Allianz of America, Inc., as the authorized signatory, investment manager
By: _/s/ Gary Brown
Name: Gary Brown
Title: Chief Investment Officer, Fixed Income

SWISS RE LIFE AND HEALTH AMERICA, INC.
By:	Conning Asset Management Company, as Investment Manager
By: _/s/ Samuel Otchere
Name: Samuel Otchere
Title: Vice President

REASSURE AMERICA LIFE INSURANCE COMPANY
By:	Conning Asset Management Company, as Investment Manager
By: _/s/ Samuel Otchere
Name: Samuel Otchere
Title: Vice President

NATIONAL BENEFIT LIFE INSURANCE COMPANY
By:	Conning Asset Management Company, as Investment Manager
By: _/s/ Samuel Otchere
Name: Samuel Otchere
Title: Vice President

PRIMERICA LIFE INSURANCE COMPANY
By:	Conning Asset Management Company, as Investment Manager
By: _/s/ Samuel Otchere
Name: Samuel Otchere
Title: Vice President
THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By: /s/ Ellen I. Whittaker

Name: Title:	Ellen I. Whittaker Senior Director, Private Placements

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By: /s/ Ellen I. Whittaker

Name: Title:	Ellen I. Whittaker Senior Director, Private Placements

GENWORTH LIFE INSURANCE COMPANY (f/k/a General Electric Capital Assurance Company)

By: /s/ John R. Endres

Name: Title:	John R. Endres Investment Officer

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Cathy L. Schwartz

Name: Title:	Cathy L. Schwartz Assistant Vice President

By: _/s/ Peter S. Fiek
Name: Peter S. Fiek
Title: Assistant Secretary
AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By: /s/ Rachel Stauffer

Name: Title:	Rachel Stauffer Vice President Investments

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY OF

NEW YORK

By: /s/ Rachel Stauffer

Name: Title:	Rachel Stauffer Authorized Signatory

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By: /s/ Robert T. Maher

Name: Title:	Robert T. Maher Vice President, Investments

THE OHIO NATIONAL LIFE INSURANCE COMPANY

By: /s/ Jed R. Martin

Name: Title:	Jed R. Martin Vice President, Private Placements

OHIO NATIONAL LIFE ASSURANCE CORPORATION

By: /s/ Jed R. Martin

Name: Title:	Jed R. Martin Vice President, Private Placements

PHOENIX LIFE INSURANCE COMPANY

By: /s/ John Rubén Flores

Name: Title:	John Rubén Flores Vice President

PHL VARIABLE INSURANCE COMPANY

By: /s/ John Rubén Flores

Name: Title:	John Rubén Flores Vice President

CUNA MUTUAL INSURANCE SOCIETY
By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor
By: _/s/ Allen R. Cantrell
Name: Allen R. Cantrell
Title: Director, Private Placements
THE OHIO CASUALTY INSURANCE COMPANY

By: /s/ Robert Blauvelt

Name: Title:	Robert Blauvelt Authorized Signatory

AMERICAN FAMILY LIFE INSURANCE COMPANY

By: /s/ Phillip Hannifan

Name: Title:	Phillip Hannifan Investment Director

PROTECTIVE LIFE INSURANCE COMPANY

By: /s/ Philip E. Passafiume

Name: Title:	Philip E. Passafiume Director, Fixed Income

DENVER INVESTMENT ADVISORS FBO WESTCORE PLUS BOND FUND
DENVER INVESTMENT ADVISORS FBO WESTCORE FLEXIBLE INCOME FUND
By:	Denver Investment Advisors LLC
By: _/s/ Gregory M. Shea
Name: Gregory M. Shea
Title: Vice President
THE TRAVELERS INDEMNITY COMPANY

By: /s/ Annette M. Masterson

Name: Title:	Annette M. Masterson Vice President

EMC NATIONAL LIFE COMPANY

By: /s/ Jeffrey S. Birdsley

Name: Title:	Jeffrey S. Birdsley Appointed Investment Manager

PRUDENTIAL RETIREMENT GUARANTEED COST BUSINESS TRUST
By:	Prudential Investment Management, Inc., as Investment Manager
By: _/s/ Paul H. Procyk
Name: Paul H. Procyk
Title: Vice President
BENEFICIAL LIFE INSURANCE COMPANY

By: /s/ Thomas Kirby Brown, Jr.

Name: Title:	Thomas Kirby Brown, Jr. Chief Investment Officer

By: _/s/ Guy J Feutz
Name: Guy J Feutz
Title: Director, Enterprise Risk Management
UNITED LIFE INSURANCE COMPANY

By: /s/ Chad Guenther

Name: Title:	Chad Guenther Analyst

FEDERATED LIFE INSURANCE COMPANY

By: /s/ Mark A. Hood

Name: Title:	Mark A. Hood Vice President

MIDLAND NATIONAL LIFE INSURANCE COMPANY
By:	Guggenheim Partners Advisory Company, its Agent
By: _/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE
By:	Guggenheim Partners Advisory Company, its Agent
By: _/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director
Schedule B

Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below or set forth in the Section hereof following such term:

“2003 Noteholders” has the meaning set forth in Section 1(a).

“2003 Notes” has the meaning set forth in Section 1(a).

“2004 Noteholders” has the meaning set forth in Section 1(b).

“2004 Notes” has the meaning set forth in Section 1(b).

“2004 Series A Notes” has the meaning set forth in Section 1(b).

“2004 Series B Notes” has the meaning set forth in Section 1(b).

“2005 Noteholders” has the meaning set forth in Section 1(c).

“2005 Notes” has the meaning set forth in Section 1(c).

“2005 Series A Notes” has the meaning set forth in Section 1(c).

“2005 Series B Notes” has the meaning set forth in Section 1(c).

“2008 Noteholders” has the meaning set forth in Section 1(d).

“2008 Notes” has the meaning set forth in Section 1(d).

“2008 Series A Notes” has the meaning set forth in Section 1(d).

“2008 Series B Notes” has the meaning set forth in Section 1(d).

“Adequate Rating” means a senior unsecured debt rating of A- or higher by S&P or Fitch, or a rating of A3 or higher by Moody’s.

“Additional Financial Covenants” has the meaning set forth in Section 13(e).

“Adjusted EBIT” means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes, Interest Expense and non-cash employee stock options expense and excluding (i) net realized gains or losses, (ii) net change in unrealized appreciation or depreciation, (iii) gains on repurchases of Debt, and (iv) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (x) PIK interest collected in cash and (y) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (y) shall not be less than 0, all as determined in accordance with GAAP.

“Adjusted Interest Expense” means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, cash interest paid in respect of the stated rate of interest (including any default rate of interest, if applicable) applicable to any Debt. For the avoidance of doubt, “Adjusted Interest Expense” shall not include the Make-Whole Fee, the Closing Restructuring Fee, the amounts paid to the Existing Noteholders pursuant to Section 5.14(e)(ii) (but solely if the condition set forth in Section 10.4(c) is satisfied) or any other expenses incurred by the Company or any of its Consolidated Subsidiaries in connection with the Closing or the closing of the Bank Credit Agreement occurring on the date of the Closing, in each case to the extent any of such items are included in the calculation of “Interest Expense” as such term is used in the definition of “Adjusted EBIT”.

“Administrative Agent” means Bank of America N.A. in its capacity as administrative agent under the Bank Credit Agreement, or any successor administrative agent appointed pursuant to the terms thereof.

“Affiliate” means (a) as to the Company or any Consolidated Subsidiary, any Person (other than a Consolidated Subsidiary or Portfolio Company) which directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Company or such Consolidated Subsidiary and (b) as to any other Person, any Person which (i) directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (ii) beneficially owns or holds 5% or more of any class of the Voting Stock of such Person or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of the Company or a Consolidated Subsidiary of the Company.

“Agreement” has the meaning set forth in the Preamble hereof.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Debt” means (1) Outstanding Public Debt, (2) Debt under the Bank Credit Agreement and (3) Debt in an aggregate principal amount of $25,000,000 or more.

“Applicable Events of Default” has the meaning set forth in Section 18.13(a).

“Applicable Prepayment” means any prepayment of Senior Notes pursuant to Section 10.3 or Section 10.4 in which Make-Whole Amount is due and owing.

“Arms-Length Transaction” means, at any time and with respect to any property, an arms-length sale at such time between an informed and willing buyer and an informed and willing seller.

“Asset Coverage Ratio” means on a consolidated basis for the Company and its Consolidated Subsidiaries the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Company thereunder), bears to the aggregate amount of Senior Securities representing indebtedness of the Company and its Consolidated Subsidiaries.

“Asset Coverage Ratio Event of Default” has the meaning set forth in Section 18.13(a).

“Bank Credit Agreement” means the Amended and Restated Credit Agreement between the Administrative Agent, the Banks and the Company of even date herewith, pursuant to which the Banks have extended credit to the Company, as the same may be amended, renewed, extended, or replaced in accordance with its terms and the terms of this Agreement and the Intercreditor Agreement.

“Bank Debt Prepayment” has the meaning set forth in Section 12.3(b).

“Bank Obligations” has the meaning set forth in the Intercreditor Agreement.

“Banks” means the banks or financial institutions which are party to the Bank Credit Agreement from time to time.

“Book Value” means, with respect to any asset at any time, the value thereof as the same would be reflected on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such time prepared in accordance with GAAP.

“Business Day” means (a) for the purposes of computation of the Make-Whole Amount only, any day of the week (excluding Saturday or Sunday) on which banks in New York, New York are not obligated by law to close and (b) for the purposes of any other provision of this Agreement any day of the week (excluding Saturday or Sunday) on which banks in Washington, D.C. and New York, New York are not obligated by law to close.

“Capital Maintenance Event of Default” has the meaning set forth in Section 18.13(a).

“Capitalized Lease” means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its Consolidated Subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Change in Control” means if any Person or Persons acting in concert, together with affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding Voting Stock of the Company.

“Closing” has the meaning set forth in Section 4.

“Closing Principal Paydown” means an aggregate amount equal to (i) $153,750,000 minus (ii) the amount of the Make-Whole Fee to be paid by the Company on the date of Closing to the Existing Noteholders as set forth on Schedule A.

“Closing Restructuring Fee” has the meaning set forth in Section 5.14(e).

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means the Collateral Agent Bank in its capacity as collateral agent for the Noteholders and the Banks under the Collateral Documents, together with its successors and assigns in such capacity appointed pursuant to the terms thereof.

“Collateral Agent Bank” means U.S. Bank National Association.

“Collateral Documents” has the meaning set forth in the Security Agreement.

“Collateral Event of Default” has the meaning set forth in Section 18.13(a).

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company’s Knowledge” means the actual knowledge of the senior officers set forth on Schedule C hereto.

“Confidential Information” has the meaning set forth in Section 18.9.

“Consolidated Debt” means as of the date of any determination thereof, the aggregate unpaid principal amount of all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means any Subsidiary (other than Allied Capital Beteiligungsberatung GmbH, a dormant Consolidated Subsidiary being liquidated) which is required to be consolidated on financial statements of the Company prepared in accordance with GAAP.

“Consolidated Total Adjusted Assets” means the aggregate Book Value (without duplication) of assets of the Company and its Consolidated Subsidiaries which (i) constitute Collateral (which for the avoidance of doubt includes all cash constituting Collateral), or (ii) which are owned by a Pledge LLC; provided that for purposes of determining Consolidated Total Adjusted Assets, (x) the aggregate Book Value of assets which are owned by all Pledge LLCs shall not exceed 25% of Consolidated Total Adjusted Assets and (y) the aggregate value of any Excluded Collateral shall not be included in such determination.

“Contingent Restructuring Fee” has the meaning set forth in Section 5.14(e).

“Continuing Guaranty Agreement” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Senior Secured Obligations.

“Control Agreement” has the meaning set forth in the Security Agreement.

“Control Event” means (i) the execution by the Company or any of its Consolidated Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Custodial Accounts” has the meaning set forth in the Security Agreement.

“Debt” means, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) all liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capitalized Rentals;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all liabilities under Swap Contracts entered into for the purpose of hedging interest rate or currency risk with respect to Debt; and

(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Any amount receivable by the Company or any of its Consolidated Subsidiaries under a Swap Contract referred to in clause (e) above, as determined in accordance with the definition of Swap Contract, shall apply as an offset in the calculation of the total amount of Debt if and only if (i) the counterparty in such Swap Contract has an Adequate Rating or (ii) in the event such counterparty ceases to maintain an Adequate Rating, such counterparty has posted collateral to the benefit of the Company or the relevant Consolidated Subsidiary to secure such receivable, in which case, the amount of such receivable that shall apply as an offset in the calculation of the total amount of Debt shall be limited to the fair market value of such collateral.

“Debt to Equity Ratio Event of Default” has the meaning set forth in Section 18.13(a).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to a Senior Note, 2.0% over the per annum rate of interest then applicable to such Senior Note.

“Deposit Accounts” has the meaning set forth in the Security Agreement.

“De Minimis Employee Buybacks” means the acquisition for a de minimis purchase price by the Company from employees or directors of the Company of unexercised options issued under the Company’s Amended Stock Option Plan; provided (a) such acquisition is made to facilitate the refinancing of a substantial portion of the Senior Notes and (b) the aggregate purchase price for all such acquisitions at any time while the Senior Notes are outstanding does not exceed $500,000.

“Disclosure Documents” means the Company’s Form 10-K for the fiscal year ended December 31, 2008, the Company’s Form 10-Qs for the fiscal quarterly periods ended March 31, 2009 and June 30, 2009, respectively, and its current reports filed on Form 8-K subsequent to August 10, 2009.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, (i) the bona fide repayment or prepayment in the customary course of business of any Indebtedness owing from a Portfolio Company to the Company or any Consolidated Subsidiary (and the transfer, assignment, sale or release of any instrument or other asset relating thereto) shall not be considered a Disposition of such asset and (ii) the sale of the Company’s or any Consolidated Subsidiary’s machinery, equipment, vehicles, furniture, or fixtures shall not be considered a “Disposition” of an asset.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of Hazardous Materials, but only to the extent applicable to the Company or any Grantor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” means any corporation, trade or business, other than any Portfolio Company, that is, along with the Company, a member of a controlled group of corporations or a group of trades or businesses under common control, as described in section 414(b) and 414(c), respectively, of the Code or section 4001(14) of ERISA.

“Event of Default” has the meaning set forth in Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excess Collateral” has the meaning set forth in the Security Agreement.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Collateral” means, as of any applicable date of determination, Excess Collateral for which the Perfection Requirement has not been timely satisfied as of such date of determination pursuant to the terms of the Security Agreement.

“Existing 2003 Note Agreement” has the meaning set forth in Section 1(a).

“Existing 2004 Note Agreement” has the meaning set forth in Section 1(b).

“Existing 2005 Note Agreement” has the meaning set forth in Section 1(c).

“Existing 2008 Note Agreement” has the meaning set forth in Section 1(d).

“Existing Note Agreements” has the meaning set forth in Section 1(d).

“Existing Noteholder” has the meaning set forth in the introductory paragraph hereof.

“Existing Notes” has the meaning set forth in Section 1(d).

“Existing Notes Prepayment Cross-Default” has the meaning set forth in Section 18.13(a).

“Financing Documents” means, collectively, (a) this Agreement (including all schedules, exhibits and annexes hereto), (b) the Senior Notes, (c) all Continuing Guaranty Agreements, (d) the Collateral Documents, and (e) the Intercreditor Agreement.

“Fitch” means Fitch/BCA Duff & Phelps Ltd.

“Foreign Holders” has the meaning set forth in Section 8.1(a).

“GAAP” means generally accepted accounting principles at the time in the United States.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Consolidated Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Consolidated Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Grantors” means, collectively, the Company and the Subsidiary Grantors, and individually, any of the foregoing.

“Gross-up Notes” has the meaning set forth in Section 8.1(a).

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which are required by applicable law, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” or “Holder” means, with respect to any Senior Note, the Person in whose name such Senior Note is registered in the register maintained by the Company pursuant to Section 15.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of unreimbursed drawings under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Holder” means any Holder which is an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA), investment fund or other institutional investor or any other similar financial institution or fund which is not principally engaged in, or has one of its important activities, in the business of making small business investments of the type made by the Company.

“Institutional Investor” means (a) any original purchaser of an Existing Note, (b) any holder of a Senior Note holding more than 5% of the aggregate principal amount of the Senior Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, of even date herewith, among the Administrative Agent (on behalf of itself and the lenders party to the Bank Credit Agreement), the Collateral Agent Bank, and the Noteholders and consented and agreed to by the Company and each of the Subsidiary Grantors and Pledge LLC, the form and substance of which is acceptable to the Required Holders, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense, interest expense attributable to Capitalized Leases and losses attributable to the extinguishment of Debt) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Investments” means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise.

“Lien” has the meaning set forth in the Security Agreement.

“Major Event of Default” has the meaning set forth in Section 12.2(b).

“Make-Whole Amount” has the meaning set forth in Section 10.9.

“Make-Whole Fee” has the meaning set forth in Section 5.14(d).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries taken as a whole, or (b) the ability of the Company to perform its material obligations under (i) this Agreement, (ii) the Security Agreement, (iii) the Intercreditor Agreement or (iv) the remaining Financing Documents (taken as a whole for all such remaining Financing Documents), or (c) the validity or enforceability of (i) this Agreement, (ii) the Security Agreement, (iii) the Intercreditor Agreement or (iv) the remaining Financing Documents (taken as a whole for all such remaining Financing Documents).

“Material Subsidiary” means any Consolidated Subsidiary which has total assets having a value (determined from time to time in accordance with the valuation method pursuant to GAAP) greater than or equal to $60,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” has the meaning set forth in Section 11.6(b).

“Mortgaged Property” has the meaning set forth in Section 11.6(b)

“Multiemployer Plan” shall have the same meaning as in ERISA.

“MWA Senior Notes” has the meaning set forth in Section 10.9.

“Nationally Recognized Rating Agency” means Moody’s, S&P, DBRS Limited or Fitch.

“Net Proceeds” means, with respect to any Disposition by the Company or any Consolidated Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with, and which relate to, such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Financing Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Company or such Consolidated Subsidiary in connection with such transaction, including selling expenses such as reasonable brokers’ or finders’ fees or commissions, incentive bonuses or compensation paid to third parties, legal, accounting and other professional and transactional fees and transfer and similar taxes reasonably estimated to be paid within three months after the date of the relevant transaction, (C) income taxes reasonably estimated to be actually payable within two years after the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds, (D) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by the Company or any of its Consolidated Subsidiaries associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (E) the Company’s good faith estimate of payments required to be made within 180 days of such Disposition with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days after such Disposition, such cash proceeds shall constitute Net Proceeds), and (F) the Company’s good faith estimate of all reserves necessary or prudent to be held with respect to earn-outs or similar contingent or future liabilities related to such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).

“Noteholder” means, as of any applicable date of determination, any holder of a Senior Note as of such date.

“Note Obligations” has the meaning set forth in the Intercreditor Agreement.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or any other Responsible Officer of the Company whose responsibility extends to the subject matter of such certificate.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws and any amendments thereto (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and any amendments thereto; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any amendments thereto and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Public Debt” means, at any time, the then outstanding principal amount of Indebtedness issued under the Indenture by and between the Company and The Bank of New York, dated as of June 16, 2006, as supplemented by (x) the First Supplemental Indenture by and between the Company and The Bank of New York, dated as of July 25, 2006, pursuant to which the Company has issued its $400,000,000 6.625% Notes due July 15, 2011, (y) the Second Supplemental Indenture by and between the Company and The Bank of New York, dated as of December 8, 2006, pursuant to which the Company has issued its $250,000,000 6.0% Notes due April 1, 2012, and (z) the Third Supplemental Indenture by and between the Company and The Bank of New York, dated as of March 28, 2007, pursuant to which the Company has issued its $230,000,000 6.875% Notes due April 15, 2047.

“Outstanding Public Debt Repurchase Events of Default” has the meaning set forth in Section 18.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Perfection Requirement” has the meaning set forth in the Security Agreement.

“Permitted Liens” has the meaning set forth in Section 12.8.

“Permitted Preferred Stock” means preferred stock that is issued from time to time by a Consolidated Subsidiary for the purpose of qualifying such Consolidated Subsidiary as a real estate investment trust under sections 856 through 860 of the Code and having an aggregate stated value not exceeding $500,000 at any one time outstanding, provided that in any event Permitted Preferred Stock shall not include any Voting Stock.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under sections 412 and 430 of the Code and either (i) is maintained, or contributed to, by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time an ERISA Affiliate for employees of the Company or of any Person which was at such time an ERISA Affiliate.

“Pledge LLC” means one or more Wholly-Owned Consolidated Subsidiaries, each of which (i) has title to personal or real property which would constitute Collateral but for limitations in the documents which govern such personal or real property which restrict the grant of a Lien in respect thereof, (ii) has no Debt outstanding other than (x) unsecured Debt owing to the Company, and (y) Guaranties of the Senior Secured Obligations, and (iii) has had all of its Voting Stock and Debt owing to the Company pledged to the Collateral Agent as Collateral.

“Portfolio Company” means any Person that is accounted for under GAAP as a portfolio Investment of either the Company or a Consolidated Subsidiary of the Company.

“Priority Debt” means (without duplication) (i) all Debt of the Company and its Consolidated Subsidiaries secured by a Lien, (ii) all liabilities of the Company and its Consolidated Subsidiaries in respect of Swap Contracts if such liabilities are secured by Liens or are obligations of a Consolidated Subsidiary, and (iii) all unsecured Debt of Consolidated Subsidiaries (excluding in each case, any Debt or liability owing to the Company or another Consolidated Subsidiary).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prepayment Date” has the meaning set forth in Section 10.2(d).

“Proposed Prepayment Date” has the meaning set forth in Section 10.2(b).

“PTE” has the meaning set forth in Section 15.2(b)(i).

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Rating Event of Default” has the meaning set forth in Section 18.13(a).

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or any Consolidated Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or any Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“REO” means that certain real property owned in fee simple by Allied Capital Holdings LLC, known as Holiday Inn West Chester and located at 943 South High Street, West Chester, Pennsylvania.

“Reportable Event” means a reportable event within the meaning of section 4043 of ERISA for which the reporting to the PBGC is not waived.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Senior Notes (excluding the Series CMW Senior Notes, but following payment in full of all such other Senior Notes, the Series CMW Senior Notes) at the time outstanding (exclusive of Senior Notes then owned by the Company, any Consolidated Subsidiary or any of its Affiliates).

“Required Secured Creditors” has the meaning set forth in the Intercreditor Agreement.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or controller of the Company or any Consolidated Subsidiary, as applicable; provided, that the term “Responsible Officer”, when used in this Agreement without reference to any particular entity, shall mean a Responsible Officer of the Company. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company or such Consolidated Subsidiary, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company or such Consolidated Subsidiary, as applicable.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Second Tier Collateral” has the meaning set forth in the Security Agreement.

“Secured Debt” means, without duplication, (i) the outstanding Senior Notes and (ii) the Debt outstanding from time to time pursuant to the Bank Credit Agreement.

“Secured Party” has the meaning set forth in the Intercreditor Agreement.

“Securities Accounts” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Security Agreement” means that certain Pledge, Assignment and Security Agreement of even date herewith, executed by the Grantors in favor of the Collateral Agent for the benefit of the Secured Parties, the form and substance of which is acceptable to the Required Holders, as such agreement may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Security Interest” has the meaning set forth in the Security Agreement.

“Senior Financial Officer” means the chief financial officer, chief operating officer, chief accounting officer, treasurer or controller of the Company or any Consolidated Subsidiary, as applicable; provided, that the term “Senior Financial Officer”, when used in this Agreement without reference to any particular entity, shall mean a Senior Financial Officer of the Company.

“Senior Funded Debt” means any Debt of the Company which is classified as long term debt in accordance with GAAP (including, without limitation, the Bank Credit Agreement) other than Subordinated Debt.

“Senior Notes” has the meaning set forth in Section 3.1.

“Senior Secured Obligations” means (a) the Note Obligations and (b) the Bank Obligations.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any order of the Securities and Exchange Commission issued to the Company thereunder).

“Series” means one or all of the series of Senior Notes issued hereunder, as the context requires.

“Series A Senior Notes” has the meaning set forth in Section 3.1.

“Series A-1 Senior Notes” has the meaning set forth in Section 3.1.

“Series A-2 Senior Notes” has the meaning set forth in Section 3.1.

“Series B Senior Notes” has the meaning set forth in Section 3.1.

“Series B-1 Senior Notes” has the meaning set forth in Section 3.1.

“Series B-2 Senior Notes” has the meaning set forth in Section 3.1.

“Series C Senior Notes” has the meaning set forth in Section 3.1.

“Series C-1 Senior Notes” has the meaning set forth in Section 3.1.

“Series C-2 Senior Notes” has the meaning set forth in Section 3.1.

“Series CMW Senior Notes” has the meaning set forth in Section 3.1.

“Special Collateral Account” has the meaning set forth in the Intercreditor Agreement.

“Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions reasonably acceptable to the Required Holders providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under the Senior Notes).

“Subsidiary” with respect to any Person shall mean (i) any corporation, partnership, association or other business entity at least 50% of the outstanding shares of Voting Stock or similar interests of which are owned, directly or indirectly, by such Person (including, without limitation, any limited partnership in which such Person, directly or indirectly, shall have at least a 50% vote on matters as to which limited partners may vote), (ii) any general or limited partnership of which such Person shall be a general partner or as to which such Person otherwise shall have unlimited liability, (iii) any general or limited partnership a general partner of which can be changed or removed by such Person (other than removals that could be accomplished by voluntary withdrawal of such general partner only), or (iv) any general or limited partnership in which (x) the amount represented by such Person’s capital account shall be equal to at least 50% of the aggregate amount represented by the total of all partners’ capital accounts or (y) such Person shall be allocated at least 50% of the profit (or loss) or distributable cash of the partnership; provided, however, that the term “Subsidiary”, when used in this Agreement without reference to any particular Person, shall mean a Subsidiary of the Company; and provided further that no Portfolio Company shall be deemed a Subsidiary of the Company or any of its Subsidiaries.

“Subsidiary Grantors” means, collectively, all Consolidated Subsidiaries (other than a Pledge LLC and Allied Capital Beteiligungsberatung GmbH, a dormant Consolidated Subsidiary being liquidated) and, individually, any of the foregoing.

“Sun Life” means, for the purposes of Section 8, Sun Life Assurance Company of Canada, a life insurance company incorporated and operating in Canada with a permanent residence at 150 King Street West, Toronto, Ontario, Canada, but specifically excluding its U.S. branch with offices located in Wellesley, Massachusetts.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement. For the purposes of this Agreement, the amount of the obligation (whether positive or negative) under any Swap Contract shall be the amount payable or receivable by the Company or any of its Consolidated Subsidiaries determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Contract had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap Contract provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned” when used in connection with any Consolidated Subsidiary means a Consolidated Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and Permitted Preferred Stock) shall be owned by the Company and/or one or more of its Wholly-Owned Consolidated Subsidiaries.